UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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EMCORE CORPORATION
(Name of Registrant as Specified in its Charter)

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Unassociated Document

EMCORE CORPORATION
10420 Research Road, SE
Albuquerque, New Mexico 87123

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MONDAY, MARCH 31, 2008

To our Shareholders:

The 2008 Annual Meeting of Shareholders (the “Annual Meeting”) of EMCORE Corporation (the “Company”) will be held at 10:00 A.M. local time on Monday, March 31, 2008, at the offices of Jenner & Block LLP located at 919 Third Avenue, New York, New York for the following purposes:

(1)	To elect three (3) members to the Company’s Board of Directors;
(2)	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2008;
(3)	To vote on an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100 million to 200 million shares;
(4)	To approve an increase in the number of shares available under the Company’s 2000 Stock Option Plan; and
(5)	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
The Board of Directors has fixed the close of business on February 25, 2008 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Whether or not you expect to be present, please sign, date, and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors,
/s/ Keith J. Kosco
KEITH J. KOSCO
SECRETARY
March [__], 2008
Albuquerque, New Mexico

THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. ALL SHAREHOLDERS ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY, AND VOTE THEIR SHARES IN PERSON.

EMCORE CORPORATION
PROXY STATEMENT

EMCORE CORPORATION
10420 Research Road, SE
Albuquerque, New Mexico 87123

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
MARCH 31, 2008

This Proxy Statement is being furnished to shareholders of record of EMCORE Corporation (“EMCORE”, “Company”, “we”, or “us”) as of February 25, 2008, in connection with the solicitation on behalf of the Board of Directors of EMCORE of proxies for use at the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 10:00 A.M. local time, on March 31, 2008, at the offices of Jenner & Block LLP located at 919 Third Avenue, New York, New York, or at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the enclosed proxy card are first being sent to shareholders beginning on or about March 4, 2008. Shareholders should review the information provided herein in conjunction with the Company’s 2007 Annual Report to Shareholders, which accompanies this Proxy Statement. The Company’s principal executive office is located at 10420 Research Road, SE, Albuquerque, New Mexico 87123. The Company’s main telephone number is (505) 332-5000. The Company’s principal executive officers may be reached at the foregoing business address and telephone number.

INFORMATION CONCERNING PROXY

The enclosed proxy is solicited on behalf of the Company’s Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company’s Secretary at the Company’s headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

The cost of preparing, assembling, and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders, and the enclosed proxy is borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company’s employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees, and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

PURPOSES OF THE MEETING

At the Annual Meeting, the Company’s shareholders will consider and vote upon the following matters:

(1)	To elect three (3) members to the Company’s Board of Directors;
(2)	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2008;
(3)	To vote on an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100 million to 200 million shares;
(4)	To approve an increase in the number of shares available under the Company’s 2000 Stock Option Plan; and
(5)	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and that have not been revoked in accordance with the procedures set forth above) will be voted: (1) FOR the election of the nominees for directors named below; (2) FOR ratification of the Company’s independent registered public accounting firm named above; (3) FOR the amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares; (4) FOR the increase in the number of shares available under the Company’s 2000 Stock Option Plan; and (5) by the proxies in their discretion upon any other proposals as may properly come before the Annual Meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, such shareholder’s shares will be voted in accordance with the specification so made.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

As of the close of business on February 25, 2008 (the “Record Date”), the Company had [____] shares of no par value common stock (“Common Stock”) outstanding. Each share of Common Stock is entitled to one vote on all matters presented at the Annual Meeting. The presence, either in person or by properly executed proxy, of the holders of the majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Each proposal in this proxy statement will be approved if it receives a majority of the votes present, either in person or by proxy, and entitled to vote at the meeting.  Attendance at the Annual Meeting will be limited to shareholders as of the Record Date, their authorized representatives, and guests of the Company.

If the enclosed proxy is signed and returned, it may nevertheless be revoked at any time prior to the voting thereof at the pleasure of the shareholder signing it, either by a written notice of revocation received by the person or persons named therein or by voting the shares covered thereby in person or by another proxy dated subsequent to the date thereof.

Proxies in the accompanying form will be voted in accordance with the instructions indicated thereon, and, if no such instructions are indicated, will be voted in favor of the nominees for election as directors named below and for the other proposals herein.

The vote required for approval of each of the proposals before the shareholders at the Annual Meeting is specified in the description of such proposal below. For the purpose of determining whether a proposal has received the required vote, abstentions and broker non-votes will be included in the vote total, with the result that an abstention or broker non-vote, as the case may be will have the same effect as if no instructions were indicated.

PROPOSAL I:  ELECTION OF DIRECTORS

Pursuant to EMCORE’s Restated Certificate of Incorporation, the Board of Directors of EMCORE is divided into three classes as set forth in the following table. The directors in each class hold office for staggered terms of three years. The Class A directors, Messrs. Russell, Richards and Bogomolny, are being proposed for a three-year term (expiring in 2011) at this Annual Meeting. Messrs. Russell, Richards and Bogomolny were elected in 2005 for terms that expire in 2008.

The shares represented by proxies that have been executed and returned will be voted, unless otherwise specified, in favor of the nominees for the Board of Directors named below. If, as a result of circumstances not known or unforeseen, any of such nominees shall be unavailable to serve as director, proxies will be voted for the election of such other person or persons as the Board of Directors may select. Each nominee for director will be elected by a plurality of votes cast at the Annual Meeting. Proxies will be voted FOR the election of each of the nominees unless instructions to “withhold” votes are set forth on the proxy card. Withholding votes will not influence voting results. Abstentions may not be specified as to the election of directors.

The following tables set forth certain information regarding the members of and nominees for the Board of Directors:

Name and Other Information	Age	Class and Year in Which Term Will Expire	Principal Occupation	Served as Director Since

NOMINEES FOR ELECTION AT THE 2008 ANNUAL MEETING

Thomas J. Russell (2) (4)	76	Class A 2008	Chairman of the Board, EMCORE Corporation	1995
Reuben F. Richards, Jr.	52	Class A 2008	Chief Executive Officer, EMCORE Corporation	1995
Robert Bogomolny (1) (3) (4)	69	Class A 2008	President, University of Baltimore	2002

DIRECTORS WHOSE TERMS CONTINUE

Charles Scott (1) (2) (3) (4)	58	Class B 2010	Chairman of William Hill plc	1998
Hong Q. Hou	43	Class B 2010	President and Chief Operating Officer, EMCORE Corporation	2006
Thomas G. Werthan	51	Class C 2009	Chief Financial Officer, Energy Photovoltaics, Inc.	1992
John Gillen (1) (2) (3)(4)	66	Class C 2009	Partner, Gillen and Johnson, P.A., Certified Public Accountants	2003
(1)	Member of Audit Committee.
(2)	Member of Nominating Committee.
(3)	Member of Compensation Committee.
(4)	Determined by the Board of Directors to be an independent director.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information with respect to each of the nominees for the office of director and other directors and executive officers of EMCORE.

THOMAS J. RUSSELL, Ph.D., 76, has been a director of the Company since May 1995 and was elected Chairman of the Board on December 6, 1996. Dr. Russell founded Bio/Dynamics, Inc. in 1961 and managed the company until its acquisition by IMS International in 1973, following which he served as President of that company’s Life Sciences Division. From 1984 until 1988, he served as Director, then as Chairman of IMS International until its acquisition by Dun & Bradstreet in 1988. From 1988 to 1992, he served as Chairman of Applied Biosciences, Inc., and was a Director until 1996. In 1990, Dr. Russell was appointed as a Director of Saatchi & Saatchi plc (now Cordiant plc), and served on that board until 1997. He served as a Director of Adidas-Salomon AG from 1994 to 2001. He also served on the board of LD COM Networks until 2004. He holds a Ph.D. in physiology and biochemistry from Rutgers University.

REUBEN F. RICHARDS, JR., 52, joined the Company in October 1995 and became Chief Executive Officer in December 1996. Mr. Richards has been a director of the Company since May 1995. From October 1995 to December 2006, Mr. Richards served as the Company’s President. From September 1994 to December 1996, Mr. Richards was a Senior Managing Director of Jesup & Lamont Capital Markets Inc. (an affiliate of a registered broker-dealer). From December 1994 to December 1996, he was a member and President of Jesup & Lamont Merchant Partners, L.L.C. From 1992 through 1994, Mr. Richards was a principal with Hauser, Richards & Co., a firm engaged in corporate restructuring and management turnarounds. From 1986 until 1992, Mr. Richards was a Director at Prudential-Bache Capital Funding in its Investment Banking Division. Mr. Richards currently serves as a Director of WorldWater & Solar Technologies Corp.

HONG Q. HOU, Ph.D., 43, has served as a director of the Company since December 2006. Dr. Hou joined the Company in 1998 and became President and Chief Operating Officer of the Company in December 2006. Dr. Hou co-started the Company’s Photovoltaics division, and subsequently managed the Company’s Digital Fiber Optic Products division. In 2005 and 2006, Dr. Hou was responsible for managing the Company’s Broadband Fiber Optics division. From 1995 to 1998, Dr. Hou was a Principal Member of Technical Staff at Sandia National Laboratories, a Department of Energy weapon research lab managed by Lockheed Martin. He was a Member of Technical Staff at AT&T Bell Laboratories from 1993 to 1995, where he engaged in research on high-speed optoelectronic devices. Dr. Hou currently serves as a Director of WorldWater & Solar Technologies Corp.  He holds a Ph.D. in Electrical Engineering from the University of California at San Diego.

CHARLES SCOTT, 58, has served as a director of the Company since February 1998. Since January 1, 2004, he has served as Chairman of the Board of Directors of William Hill plc, a leading provider of bookmaking services in the United Kingdom. Prior to that, Mr. Scott served as Chairman of a number of companies, including Cordiant Communications Group plc, Saatchi & Saatchi Company plc, and Robert Walters plc.

JOHN GILLEN, 66, has served as a director of the Company since March 2003.  Mr. Gillen has been a partner in the firm of Gillen and Johnson, P.A., Certified Public Accountants since 1974. Prior to that time, Mr. Gillen was employed by the Internal Revenue Service and Peat Marwick Mitchell & Company, Certified Public Accountants.

ROBERT BOGOMOLNY, 69, has served as a director of the Company since April 2002. Since August 2002, Mr. Bogomolny has served as President of the University of Baltimore. Prior to that, he served as Corporate Senior Vice President and General Counsel of G.D. Searle & Company, a pharmaceuticals manufacturer, from 1987 to 2001. At G.D. Searle, Mr. Bogomolny was responsible at various times for its legal, regulatory, quality control, and public affairs activities. He also led its government affairs department in Washington, D.C., and served on the Searle Executive Management Committee.

THOMAS G. WERTHAN, 51, served as the Company’s Chief Financial Officer from June 1992 to February 2007 and has been a member of the Board of Directors since 1992. He is currently Chief Financial Officer of EPV SOLAR, Inc., a private company. Prior to joining the Company, he was associated with The Russell Group, a venture capital partnership, as Chief Financial Officer for several portfolio companies. The Russell Group was affiliated with Thomas J. Russell, Chairman of the Board of Directors of the Company.  From 1985 to 1989, Mr. Werthan served as Chief Operating Officer and Chief Financial Officer for Audio Visual Labs, Inc., a manufacturer of multimedia and computer graphics equipment.

Non-Director Executive Officers

ADAM GUSHARD, 37, joined the Company in December 1997 and has served as Interim Chief Financial Officer since February 2007. Previously, Mr. Gushard served as Vice President of Finance and has extensive experience with the Company's financial operations, controls, and corporate strategy, having served as an assistant controller, controller and corporate controller at the Company. Prior to joining the Company, Mr. Gushard was a certified public accountant with the public accounting firm, Coopers & Lybrand LLP (now PriceWaterhouseCoopers LLP). Mr. Gushard has a Bachelor of Science degree in Finance from Pennsylvania State University.

KEITH J. KOSCO, ESQ., 55, joined the Company in January 2007 and serves as Chief Legal Officer, and Secretary of the Company. From 2003 to 2006, Mr. Kosco served as General Counsel and Corporate Secretary of Aspire Markets, Inc. and from 2002 to 2003 served as General Counsel and Corporate Secretary of 3D Systems Corporation, a high technology capital goods manufacturer.  From 1998 to 2001, Mr. Kosco served as Director of Mergers and Acquisitions and Assistant General Counsel of Litton Industries, Inc., a technology and defense company that was acquired by Northrop Grumman Corporation in 2001.  Mr. Kosco also has over 17 years of experience in private practice with the law firms of Squire Sanders & Dempsey and Morgan, Lewis & Bockius.  Mr. Kosco received his J.D. degree from Harvard Law School in 1979.

JOHN IANNELLI, Ph.D., 42, joined the Company in January 2003 through the acquisition of Ortel from Agere Systems and has served as Chief Technology Officer since June 2007. Prior to his current role, Dr. Iannelli was Senior Director of Engineering of EMCORE’s Broadband Fiber Optics division (Ortel).  Dr. Iannelli joined Ortel in 1995 and has led several development programs and products in the areas of analog and digital transmitters/transceivers. He has made seminal inventions in the areas of fiber optic transport in digital and broadband infrastructures. He has numerous publications and issued U.S. patents.  Dr. Iannelli holds a Ph.D. and MS degree in Applied Physics from the California Institute of Technology, a BS degree in Physics from Rensselaer Polytechnic Institute, and a Masters degree in Business Administration from the University of Southern California.

Additional Information Regarding Directors and Executive Officers

Mr. Robert Louis-Dreyfus, after serving as a director of the Company since March 1997, resigned his seat on the Company’s Board of Directors on October 30, 2007.

As previously reported in our Form 8-K filed with the SEC on December 20, 2006, Mr. Richards will continue to serve as the Company’s Chief Executive Officer until the Company’s 2008 Annual Meeting, at which time he will become Executive Chairman and Chairman of the Board of Directors and Dr. Russell, the current Chairman, will become Chairman Emeritus and Lead Director.  At that time, Dr. Hou will succeed Mr. Richards as the Company’s Chief Executive Officer.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF NOMINEES LISTED ABOVE UNDER PROPOSAL I.

GOVERNANCE OF THE COMPANY

Board of Directors

The Board of Directors oversees EMCORE’s business and affairs pursuant to the New Jersey Business Corporation Act and the Company’s Restated Certificate of Incorporation and Bylaws.  The Board of Directors is the ultimate decision-making body of the Company, except on matters reserved for the shareholders.

Code of Ethics

The Company has adopted a code of ethics entitled “EMCORE Corporation Code of Business Conduct and Ethics,” which is applicable to all employees, officers, and directors of EMCORE.  The full text of the Code of Business Conduct and Ethics is included with the Corporate Governance information available on the Company’s website (www.emcore.com).  The Company intends to disclose any changes in or waivers from its code of ethics by posting such information on its website or by filing a Form 8-K.

Related Person Transaction Approval Policy

The Board of Directors has adopted a written policy on the review and approval of related person transactions. Related persons covered by the policy are executive officers, directors and director nominees, any person who is known to be a beneficial owner of more than five percent of the voting securities of the Company, any immediate family member of any of the foregoing persons or any entity in which any of the foregoing persons has or will have a direct or indirect material interest.

A related person transaction is defined by the policy as any financial or other transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the Company (or a subsidiary) would be a participant and the amount involved would exceed $120,000, and in which any related person would have a direct or indirect material interest. A related person will not be deemed to have a direct or indirect material interest in a transaction if the interest arises only from the position of the person as a director of another corporation or organization that is a party to the transaction or the direct or indirect ownership by such person and all the related persons, in the aggregate, of less than a 10 percent equity interest in another person (other than a partnership) which is a party to the transaction. In addition, certain interests and transactions, such as director compensation that has been approved by the Board, transactions where the rates or charges are determined by competitive bid and compensatory arrangements solely related to employment with the Company (or a subsidiary) that have been approved by the Compensation Committee, are not subject to the policy.

The Compensation Committee is responsible for reviewing, approving and, where applicable, ratifying related person transactions. If a member of the committee has an interest in a related person transaction, then he or she will not be part of the review process.

In considering the appropriate action to be taken regarding a related person transaction, the committee or the Board (as the case may be) will consider the best interests of the Company, whether the transaction is comparable to what would be obtainable in an arms-length transaction, is fair to the Company and serves a compelling business reason, and any other factors as it deems relevant.  As a condition to approving or ratifying any related person transaction, the committee may impose whatever conditions and standards it deems appropriate, including periodic monitoring of ongoing transactions.

In connection with the shareholder derivative litigation and the internal review of the Company’s historical stock options granting practices disclosed in Item III, Legal Proceedings, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, Thomas Werthan retained counsel from the law firm of Katten Muchin Rosenman LLP (“Katten Muchin”).  Pursuant to the Company’s Restated Certificate of Incorporation, the Company has indemnified Mr. Werthan for all expenses incurred in connection with the derivative suit, including legal expenses payable to Katten Muchin.  Mr. Werthan’s brother, Jeffrey M. Werthan, a partner at Katten Muchin, is the billing partner responsible for Mr. Werthan’s representation, but has not performed any work related to the matters.  During fiscal 2007, the aggregate cost of such representation paid to Katten Muchin was approximately $370,000.

Director Independence

The Board of Directors has determined that a majority of the directors are independent as required by the NASDAQ Rules. The Board has affirmatively determined that Messrs. Russell, Bogomolny, Scott, Gillen and Louis-Dreyfus (who served as a director during fiscal 2007, but resigned his seat on the Board of Directors on October 30, 2007) are independent within the meaning of the NASDAQ Rules.  There were no specific transactions, relationships or arrangements requiring consideration by the Board of Directors in making these independence determinations.  The Board of Directors has determined that Messrs. Richards and Hou are not independent because they are both employees of the Company and that Mr. Werthan is not independent because he was employed by the Company within the past three years.

Messrs. Russell (Chairman), Scott and Gillen serve as members of our Nominating Committee. The members of our Compensation Committee are Messrs. Gillen, Bogomolny and Scott.  Messrs. Scott, Bogomolny and Gillen serve as members of our Audit Committee.  All members of each of our Nominating Committee, Compensation Committee and Audit Committee are “independent,” as defined by the NASDAQ Rules.

Board Meetings and Attendance

The Board of Directors held 10 regularly scheduled and special telephonic meetings during fiscal 2007, and took other certain actions by unanimous written consent. During fiscal 2007, all directors of the Company, except for Mr. Louis-Dreyfus, attended at least 75% of the aggregate meetings of the Board and committees on which they served, during their tenure on the Board.

Board Committees

Audit Committee

The Company has a separately-designated standing audit committee (the “Audit Committee”) established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee currently consists of Messrs. Scott, Gillen, and Bogomolny. Each member of the audit committee is currently an independent director within the meaning of NASD Rule 4200(a)(15). The Board of Directors has determined that Messrs. Scott and Gillen are each audit committee financial experts.

Compensation Committee

This committee evaluates the performance of the chief executive officer and other officers and reviews and approves their compensation. The processes and procedures for the review and approval of executive compensation are described in the Compensation Discussion and Analysis section of this Proxy Statement. In addition, this committee has responsibility for recommending to the Board the level and form of compensation and benefits for directors. It also administers the Company’s incentive compensation plans and reviews and monitors succession plans for the chief executive officer and the other officers. This committee met 9 times in fiscal 2007.

To the extent consistent with its obligations and responsibilities, the Compensation Committee may form subcommittees of one or more members of the committee and delegate its authority to the subcommittees as it deems appropriate. In addition, the committee has the authority to retain and terminate external advisors in connection with the discharge of its duties.

Nominating Committee

The Company’s Nominating Committee currently consists of Messrs. Russell, Scott, and Gillen, each of whom is an independent director, as that term is defined by the NASDAQ listing standards. The Nominating Committee recommends new members to the Company’s Board of Directors. A copy of the Charter of the Nominating Committee is posted on the Company’s website, www.emcore.com.  The Nominating Committee did not meet in fiscal 2007.

When considering a potential director candidate, the Nominating Committee looks for demonstrated character, judgment, relevant business, functional and industry experience, and a high degree of acumen. There are no differences in the manner in which the Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder. The Company does not pay any third party to identify or assist in identifying or evaluating potential nominees.

The Nominating Committee will consider suggestions from shareholders regarding possible director candidates for election in 2008. Such suggestions, together with appropriate biographical information, should be submitted to the Company’s Secretary. See the section titled “Shareholder Proposals” below under “General Matters” for details regarding the procedures and timing for the submission of such suggestions. Each director nominated in this Proxy Statement was recommended for election by the Board of Directors. The Board of Directors did not receive any notice of a Board of Directors nominee recommendation in connection with this Proxy Statement from any shareholder.

Board Attendance at Annual Meetings

The Company strongly encourages members of the Board of Directors to attend the Company’s annual meeting of shareholders, and historically a majority have done so. For example, 7 of 8 directors attended the 2006 annual meeting and 2 of 7 directors attended the 2007 annual meeting.

Communications with the Board

Shareholders may communicate with the Company’s Board of Directors through its Secretary by writing to the following address: Board of Directors, c/o Keith J. Kosco, Secretary, EMCORE Corporation, 10420 Research Road, SE, Albuquerque, New Mexico 87123. The Company’s Secretary will forward all correspondence to the Board of Directors, except for junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. The Company’s Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within the Company for review and possible response.

DIRECTOR COMPENSATION

The Company compensates each non-employee director for service on the Board of Directors.  Director compensation for fiscal 2007 included the following:

Name (1)	Fees Earned or Paid in Cash ($)	All Other Compensation ($)(3)	Total ($)
Thomas J. Russell, Ph.D.	26,750	17,100	43,850
Charles Scott	53,650	18,600	72,250
John Gillen	31,300	15,400	46,700
Robert Bogomolny	29,150	13,500	42,650
Robert Louis-Dreyfus (2)	750	3,000	3,750
__________________
(1)
Reuben F. Richards, Jr., the Company’s Chief Executive Officer, and Hong Q. Hou, Ph.D., the Company’s Chief Operating Officer and President, are not included in this table as they are employees of the Company and receive no compensation for their services as Directors.  Their compensation is disclosed in the Summary Compensation Table.  Thomas G. Werthan, the Company’s former Chief Financial Officer, continues to serve as a Director.  Mr. Werthan began to receive compensation for his services as a Director only after he left the employment of the Company and the compensation he received for serving as a Director is disclosed in the “All Other Compensation” column of the Summary Compensation Table.

(2)	Robert Louis-Dreyfus resigned his seat on the Company’s Board of Directors on October 30, 2007.
(3)	These amounts include fees earned during fiscal 2007 payable in EMCORE common stock.

Pursuant to the Company’s Directors’ Stock Award Plan adopted by the shareholders in March 1997 (the “1997 Stock Award Plan”), the Company has paid non-employee directors a fee in the amount of $3,000 per Board meeting attended ($3,600 for the Chairman of the Board) and $500 per committee meeting attended ($600 for the chairman of a committee).  The Company also reimburses a non-employee director's reasonable out-of-pocket expenses incurred in connection with such Board or committee meetings. From time to time, Board members are invited to attend meetings of Board committees of which they are not members.  When this occurs, these non-committee Board members receive a committee meeting fee of $500. Payment of fees under the 1997 Stock Award Plan has historically been made in common stock of the Company at the closing price on the NASDAQ National Market for the day prior to the meeting. In accordance with the terms of the new Directors’ Stock Award Plan adopted by the shareholders at the Company’s 2007 annual meeting (the “2007 Stock Award Plan”), payment of fees will be made in common stock of the Company payable in one issuance annually based on the closing price on the NASDAQ National Market for the date of issuance.  The 1997 Stock Award Plan expired in March 2007 and the 2007 Stock Award Plan became effective as of January 1, 2008.

The Company’s Outside Directors Cash Compensation Plan provides for the payment of cash compensation to non-employee directors for their participation at Board meetings, in amounts established by the Board and periodically reviewed. Each non-employee director receives a meeting fee for each meeting that he attends (including telephonic meetings, but excluding execution of unanimous written consents) of the Board. In addition, each non-employee director receives a committee meeting fee for each meeting that he attends (including telephonic meetings, but excluding execution of unanimous written consents) of a Board committee. Until changed by resolution of the Board, the meeting fee is $4,000 and the committee meeting fee is $1,500; provided that the meeting fee for special telephonic meetings (i.e., Board meetings that are not regularly scheduled and in which non-employee directors typically participate telephonically) is $750 and the committee meeting fee for such special telephonic meetings is $600. Any non-employee director who is the chairman of a committee receives an additional

 $750 for each meeting of the committee that he chairs, and an additional $200 for each special telephonic meeting of such committee. Directors may defer cash compensation otherwise payable under the Outside Directors Cash Compensation Plan.

No director who is an employee of the Company receives compensation for services rendered as a director under the Outside Directors Cash Compensation Plan, the 1997 Stock Award Plan or the 2007 Stock Award Plan.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes EMCORE’s executive compensation program and analyzes the compensation decisions made for the executive officers included in the Summary Compensation Table (the “Named Executive Officers”) for fiscal 2007.  The analysis includes the disclosure of certain performance targets that are used in connection with the Company’s executive compensation program. These targets should not be understood to be statements of management’s expectations of the Company’s future results.

Objectives and Components of the Company’s Compensation Program

EMCORE’s executive compensation program is designed to motivate executives to achieve strong financial and operational performance and recognizes individual contributions to that performance.  Through the compensation program, the Company seeks to attract and retain talented executive officers by providing total compensation that is competitive with that of other executives employed by companies of similar size, complexity and lines of business.  The Company’s executive compensation program is also designed to link executives’ interests with shareholders’ interests by providing a portion of total compensation in the form of stock-based incentives.

The Company’s Annual Compensation Decision-Making Process

The Compensation Committee of the Board of Directors is responsible for setting and administering policies that govern EMCORE’s executive compensation program.  In October/November of each year, the Compensation Committee reviews the Company’s performance and the performance of each of the Named Executive Officers for the prior fiscal year and market surveys and/or proxy statements of our peer group as well as companies that have our same Standard Industrial Classification (SIC) code and annual revenues of $500 million or less.  Based on this review, the Compensation Committee discusses and approves base salary increases related to the current fiscal year and awards annual cash incentives and stock option grants in recognition of Company and individual performance for the prior fiscal year.  During fiscal 2007, however, this compensation review and discussion was postponed due to the Company’s then ongoing voluntary review of its historical stock option grant procedures, and was performed in June 2007.

The purpose of the Compensation Committee’s review of the market surveys and proxy statements that list the compensation paid by companies within our peer group as well as a broader market group is to provide a reference point that will assist the Compensation Committee in determining the competitiveness of our executive compensation program and is not determinative of the amount of compensation that is paid or awarded to our executives.  The Compensation Committee reviews and selects the companies that are included in our peer group, which is comprised of companies of similar size, complexity and lines of business.  For fiscal 2007, the peer group consisted of the following companies:

•	ANADIGICS, Inc.
•	ATMI, Inc.
•	TriQuint Semiconductor, Inc.
•	Kopin Corporation
•	Cree, Inc.
•	Veeco Instruments, Inc.
•	Vitesse Semiconductor Corporation

In addition to the use of market surveys and proxy statements, the Compensation Committee intends to retain a compensation consultant in the future to assess EMCORE’s competitive position with respect to each component of the Company’s executive compensation program, which consists of: (i) base salary, (ii) annual cash incentives, and (iii) long term stock based incentives.

Base Salary

Base salaries for executives are determined based upon job responsibilities, level of experience, individual performance, and comparisons to the salaries of executives in similar positions obtained from market surveys and proxy statements.  The goal for the base salary component is to compensate executives at a level that approximates the median salaries of individuals in comparable positions and markets.  Mr. Richards, the Company’s Chief Executive Officer, reviews the performance of the Chief Operating Officer and the other executive officers and recommends salary increases for these individuals to the Compensation Committee.  In turn, the Compensation Committee reviews, adjusts, where appropriate, and approves the salary increases for these executive officers.  In executive session, the Compensation Committee reviews any salary increase for the Chief Executive Officer.

On June 11, 2007, the Compensation Committee approved a base salary increase of 4%, to $414,416, retroactively effective as of January 1, 2007, for Mr. Richards.  At this time, the Compensation Committee did not increase the base salaries of any of the other Named Executive Officers because, in the case of Messrs. Werthan, Brodie and Stall, they had left or were about to leave the employment of the Company and in the case of Messrs. Hou, Gushard, Kosco and Iannelli, they had received the following base salary increases when they were promoted as executive officers:

•	Dr. Hou’s base salary was increased from $227,000 to $400,000 effective as of December 14, 2006, in connection with his appointment as President and Chief Operating Officer;
•	Mr. Gushard’s base salary was increased from $206,000 to $240,000 effective February 19, 2007, in connection with his appointment as Interim Chief Financial Officer;
•	Mr. Kosco’s base salary was increased from $180,000 to $200,000 effective April 30, 2007, in connection with his appointment as Chief Legal Officer; and
•	Dr. Iannelli’s base salary was increased from $197,465 to $225,000 effective June 25, 2007, in connection with his appointment as Chief Technology Officer.

Each of these base salary increases was based on market surveys and other data and each was intended to maintain the Company’s competitive position among similar companies with which it competes for executive talent.

Annual Cash Incentives

Each fiscal year EMCORE establishes a cash incentive plan, which provides the Company’s executive officers an opportunity to receive an annual cash payment in addition to their base salaries.  The cash incentive plan is designed to place at risk a significant portion of an executive’s annual cash compensation by linking the amount of compensation that an executive can achieve under the plan with individual and Company performance.  We believe that providing annual cash incentive opportunities is a key component of maintaining a competitive executive compensation program.

Pursuant to EMCORE’s Fiscal 2007 Executive Bonus Plan (the “2007 Bonus Plan”), bonus targets for each executive officer of the Company were established to promote the achievement of individual and Company performance objectives for fiscal 2007.  The bonus targets are a percentage of each executive’s base salary and are established based on each executive’s job responsibilities and experience as well as market surveys.  The following bonus targets were set under the 2007 Bonus Plan:

Name and Title	Target
Mr. Richards, Chief Executive Officer Dr. Hou, Chief Operating Officer	80% of base salary
Mr. Gushard, Interim Chief Financial Officer	50% of base salary
Mr. Kosco, Chief Legal Officer Dr. Iannelli, Chief Technology Officer	35% of base salary

The portion of the target to be paid is based on both Company and individual performance.  The Company performance metrics are weighted equally and are measured on the attainment of revenue and adjusted EBITDA goals (earnings before interest, taxes, depreciation, amortization and other non-cash and non-recurring charges).  A threshold level of 75% of the revenue goal and 70% of the adjusted EBITDA goal is set.  If the Company’s performance is below both of these performance targets, no cash incentive payments are awarded.  Achievement of 100% of revenue and adjusted EBITDA goals correlates to payment of 100% of the bonus targets, and attainment of lesser percentages of the revenue and adjusted EBITDA goals correlates to payment of lesser percentages of the bonus targets.  Attainment of 110% of the revenue and adjusted EBITDA goals will result in eligibility for 120% of the bonus targets.

The individual performance component acts as a multiplier and can accelerate or decelerate the target bonus percentage based upon individual performance as determined by the Chief Executive Officer and the Compensation Committee.  The multiplier ranges from 0% to 140% of the executive’s target bonus.  The Compensation Committee reviews the Chief Executive’s individual performance.  The Chief Operating Officer’s and other executive officers’ individual performance is reviewed by the Chief Executive Officer and approved by the Compensation Committee.

The Compensation Committee and the Chief Executive Officer retain the discretion to modify individual executive cash incentive awards based upon individual performance and the successful completion of business objectives.

The Compensation Committee establishes revenue and adjusted EBITDA goals because it believes these financial performance metrics are the best indicators of the Company’s performance.  The Company’s revenue and adjusted EBITDA targets for fiscal 2007, as presented to the Compensation Committee, were approximately $170 million and ($0.5) million, respectively, and revenue and adjusted EBITDA for fiscal 2007, as presented to the

 Compensation Committee were approximately $170 million and ($2.4) million, respectively.  The Compensation Committee has the discretion to make adjustments to these financial performance metrics to account for significant events that occur during the year, such as acquisitions, divestitures, and unusual items and, with respect to fiscal 2007, adjusted EBITDA was calculated by adding back interest, taxes, depreciation and amortization to net loss while also excluding non-cash stock-based compensation expense and one-time non recurring charges related to the Company’s review of its historical stock option granting practices and certain legal, bad debt, inventory, severance and restructuring charges.  The Compensation Committee reviewed and approved the fiscal 2007 financial performance metrics calculations in November 2007.  When making its compensation decisions, the Compensation Committee also considered the fact that the Company had met its revenue target and that two of its three divisions had also met or exceeded their adjusted EBITDA thresholds.  In addition to the Company’s financial performance, the Compensation Committee also considered the efforts of the Named Executive Officers in assisting the Company in becoming current with its filing requirements under the Securities Exchange Act, the development of corporate growth for the fiber segment and the development of additional revenue for the solar segment.  Based on these factors, the Compensation Committee approved cash incentive awards for the following Named Executive Officers equal to 98% of their respective targets.

These awards are also set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

Name	Target Incentive Award	Actual Incentive Award	Actual Award as % of Target
Reuben F. Richards, Jr.	$333,200	$326,536	98%
Adam Gushard	$120,000	$117,600	98%
Hong Q. Hou	$320,000	$313,600	98%
Keith Kosco*	$70,000	$45,733	98%
John Iannelli*	$78,750	$34,294	98%
_____________________

*	Cash incentive awards to Messrs. Kosco and Iannelli were pro-rated based on the length of time in their respective positions with the Company.

Long-Term Stock-Based Incentives

Long-term equity awards consist of stock options, which are designed to give executive officers an opportunity to acquire shares of common stock of the Company, to provide an incentive for the executives to continue to promote the best interests of the Company and enhance its long-term performance and to provide an incentive for executives to join and remain with the Company.  Equity awards are an effective tool for aligning the interests of our executives with the interests of our shareholders.

Stock options give an executive the right to buy a share of the Company’s common stock in the future at a predetermined exercise price.  The exercise price is the fair market value of the common stock on the grant date.  New hire stock option awards vest over a five year period while annual stock option awards vest over a four year period.  Other supplemental stock option awards grants generally vest over a four year period unless otherwise determined by the Compensation Committee.  All options expire ten years after the grant date.  In addition, no one recipient can be granted an award of options to purchase more than 600,000 shares of common stock in any twelve month period.  Executives who voluntarily resign or are terminated for cause immediately forfeit all options that have not vested unless otherwise determined by the Compensation Committee.

In granting equity awards, the Compensation Committee does not issue a targeted number of stock options, but rather reviews the executive’s performance and the performance of the Company in the prior fiscal year as well as market surveys to determine the appropriate value of the award at the time it is granted.  The ultimate value of the award depends in large part on the future performance of our common stock.  For this reason we do not consider the value of past equity awards when determining current compensation.  Due to the Company’s voluntary review of its historical stock option grant procedures, no option grants were made in fiscal year 2007 other than grants in connection with new hires or the promotion of an employee.

In December 2006, in connection with his appointment as President and Chief Operating Officer, the Compensation Committee approved for Dr. Hou a grant of options to purchase 245,000 shares of our common stock with all options vesting on the grant date.  In addition, the Compensation Committee approved for Dr. Hou an additional grant of options to purchase 255,000 shares of our common stock, which was made on September 25, 2007.  This grant vests in four equal installments over a four year period, with the first installment of options vesting on the one-year anniversary of the grant date and equal amounts vesting on each subsequent anniversary of the grant date.

In February 2007, in connection with his appointment as Interim Chief Financial Officer, the Compensation Committee approved for Mr. Gushard a grant of options to purchase 100,000 shares of our common stock.  Of this grant, 50,000 stock options vested on the grant date and the other 50,000 will vest in equal installments over a four year period beginning on the first anniversary of the grant date.

In April 2007, in connection with his appointment as Chief Legal Officer, the Compensation Committee approved for Mr. Kosco a grant of options to purchase 50,000 shares of our common stock.  Similarly, in June 2007, in connection with his appointment as Chief Technology Officer, the Compensation Committee approved for Dr. Iannelli a grant of options to purchase 75,000 shares of our common stock.  Each of these grants has a vesting schedule of four years with the first installment of options vesting on the one-year anniversary of the respective grant date and equal amounts vesting on each subsequent anniversary of the respective grant date.

The exercise price for each of the above-described grants of options was the fair market value of the common stock on the grant date.

Company Benefits

EMCORE’s benefits are an important tool in our ability to attract and retain outstanding employees throughout the Company.  As a business matter, we weigh the benefits we need to offer to attract and retain talented employees against the benefits we can afford to pay and still remain competitive.  Benefit levels are reviewed periodically to ensure they are cost-effective and competitive and support the overall needs of Company employees.

This section describes the benefits that EMCORE provides to key executives and notes those instances when benefits for the named executive officers differ from the general plan. In some instances, we also describe the programs we offer across the Company as context to specific discussions about executive benefits.

Medical, Dental and Vision Benefits

The Company offers a standard benefits package to all of its employees, which includes medical, dental and vision coverage.  The Named Executive Officers receive coverage at 100% whereas all other employees of the Company receive coverage ranging from 50% - 100% depending on the service performed.

Company-sponsored Retirement Plans

The EMCORE Corporation 401(k) Plan (the “401(k) Plan”) is a defined contribution plan with a 401(k) arrangement and is designed to comply with ERISA, the Internal Revenue Code, as well as federal and state legal requirements.  The 401(k) Plan is designed to provide retirement benefits to eligible employees of EMCORE and is administered by Prudential Financial.  Participants in the plan may elect to reduce compensation by a specific percentage, which is contributed to the participant’s 401(k) account on a pre-tax basis as a salary deferral.

Employees may elect to contribute to the 401(k) Plan through salary reduction up to the yearly maximum tax-deductible deferral allowed pursuant to IRS regulations.  A participant may elect to defer between 1-15% of his or her compensation per pay period.  The deferral amount will not be subject to income tax until distribution.   Each participant is able to direct his or her investment into any of the available investment options.  Participant’s contributions are vested at 100%.

EMCORE may provide a discretionary match of 50% of the first 6% of base compensation of a participant’s contribution to the plan and this matching contribution vests over an initial five year period.  This matching contribution is in the form of our common stock.   Participants are able to exchange out of our common stock to other investment options within the 401(k) Plan.  However, matching contributions continue to be directed to our common stock.  Exchanges from our common stock have the effect of transferring both vested and non-vested contributions in our common stock into other investments.  Exchanges into our common stock are not permitted under the 401(k) Plan.

An employee becomes eligible to participate in the 401(k) Plan on the first day of the month following his or her date of hire and attaining the age of 20 years.  An EMCORE re-hire is eligible to participate in the 401(k) Plan immediately.

Perquisites

EMCORE provides perquisites to key executive officers, including the Named Executive Officers, as a recruiting and retention tool.  We believe that our perquisites are appropriate and we benchmark our perquisites against generally accepted corporate practices.

The perquisites provided to our Named Executive Officers in fiscal 2007 were relocation and housing expenses.  For more information regarding perquisites provided to the Named Executive Officers in fiscal 2007 see the footnotes to the “All Other Compensation” column of the Summary Compensation Table.

EMCORE’s Severance Policy and Severance Agreements

On March 29, 2007, the Compensation Committee approved an Executive Severance Policy, effective as of May 1, 2007 (the “Effective Date”).  The Severance Policy amended the fundamental terms of a severance policy adopted by the Compensation Committee in 2004.  Under the Severance Policy participants in the policy at the Executive Vice President or higher level will receive (i) for those hired or promoted prior to the Effective Date, the continuation of their base salary for a period equal to one year and two weeks plus two additional weeks for each year the participant was employed by the Company or (ii) for those hired or promoted on or after the Effective Date, the continuation of their base salary for a period equal to one year and one week plus one additional week for each year the participant was employed by the Company.

Participants at the Vice President or lower level will receive (i) for those hired or promoted prior to the Effective Date, the continuation of their base salary for a period equal to five months and two weeks plus two additional weeks for each year the participant was employed by the Company or (ii) for those hired or promoted on or after the Effective Date, the continuation of their base salary for a period equal to five months and one week plus one additional week for each year the participant was employed by the Company.

If, following a disposition, a participant’s employment is terminated after the end of a fiscal year but before annual cash incentive awards or pay-for-performance payments are distributed and the participant would otherwise be entitled to a cash incentive award, the participant will remain entitled to the annual cash incentive award or pay-for-performance payment attributable to the immediately preceding fiscal year.  The Severance Policy also provides that participants will be eligible for certain benefits, including continued payment of certain health insurance premiums, outplacement services and other perquisites.

Messrs. Brodie, Stall and Werthan each entered into a severance agreement with the Company in connection with their departure during fiscal 2007.  Payments and benefits provided to these individuals pursuant to their respective severance agreement are described in the “Potential Payments Upon Termination or Change in Control” section.

Compensation of the Chief Executive Officer

The Compensation Committee annually reviews the compensation of Mr. Richards and recommends any adjustments to the Board of Directors for approval.  Mr. Richards participates in the same compensation programs and receives compensation based upon the same criteria as EMCORE’s other executive officers.  However, Mr. Richard’s compensation reflects his greater policy- and decision-making authority and the higher level of responsibility that he has with respect to the strategic direction of EMCORE and its financial and operating results.

After considering EMCORE’s overall performance in fiscal 2006 and competitive practices, the Compensation Committee recommended, and the Board of Directors approved, a 4% increase in Mr. Richards’ base salary, to $414,416, effective January 1, 2007.  Annual cash incentive compensation for Mr. Richards is based upon achievement of targets set by the Board of Directors.  Based on the attainment of certain strategic corporate milestones, including our revenue target and the growth of our fiber segment and the development of additional revenue for our solar segment, the Compensation Committee awarded Mr. Richards $326,536 in the form of a cash incentive award.

Tax and Accounting Considerations

Under Section 162(m) of the Internal Revenue Code, EMCORE may not deduct annual compensation in excess of $1 million paid to certain employees, generally its Chief Executive Officer and its four other most highly compensated executive officers, unless that compensation qualifies as performance-based compensation. While the Compensation Committee intends to structure performance-related awards in a way that will preserve the maximum deductibility of compensation awards, the Compensation Committee may from time to time approve awards that would vest upon the passage of time or other compensation, which would not result in qualification of those awards as performance-based compensation.

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the annual and long-term compensation earned for services in all capacities to the Company for the fiscal year ended September 30, 2007 of those persons who during such fiscal year (i) served as the Company’s chief executive officer, (ii) served as the Company’s chief financial officer, (ii) were the three most highly-compensated officers (other than the chief executive officer and chief financial officer) and (iv) two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year:

Summary Compensation Table for Fiscal 2007

Name and Principal Position	Year	Salary ($)(4)	Option Awards ($)(5)		Non-Equity Incentive Plan Compen- sation ($)(9)	All Other Compen- sation ($)		Total ($)
Reuben F. Richards, Jr. Chief Executive Officer	2007	412,165	250,532		326,536	384	(10)	989,617
Adam Gushard Interim Chief Financial Officer	2007	236,835	261,280		117,600	7,338	(11)	623,053
Hong Q. Hou, Ph.D. President and Chief Operating Officer	2007	360,080	1,181,529		313,600	179,334	(12)	2,034,543
John Iannelli, Ph.D. Chief Technology Officer	2007	203,857	87,760		34,294	5,877	(13)	331,788
Keith J. Kosco, Esq. Chief Legal Officer	2007	132,308	25,874		45,733	25,174	(14)	229,089
Thomas G. Werthan (1) Former Executive Vice President and Chief Financial Officer	2007	107,284	39,024	(6)	-	479,736	(15)	626,044
Richard A. Stall, Ph.D. (2) Former Executive Vice President and Chief Technology Officer	2007	197,800	54,745	(7)	-	477,757	(16)	730,302
Howard W. Brodie, Esq. (3) Former Executive Vice President and Chief Legal Officer	2007	137,600	29,268	(8)	-	316,645	(17)	483,513

_________________
(1)	In February 2007, Mr. Werthan resigned from the Company and continues to serve on the Company’s Board of Directors.
(2)	In June 2007, Dr. Stall resigned from the Company.
(3)	In April 2007, Mr. Brodie resigned from the Company.
(4)	Salary represents amounts paid to the individual during the fiscal year ended September 30, 2007. It does not represent an employee’s current annual base salary.
(5)
The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes in fiscal 2007, in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (revised 2004) (without regard to estimated forfeitures related to a service based condition) and include amounts from awards granted in and prior to fiscal 2007. Assumptions used in the calculation of these amounts are included in footnote 4 to the Company’s audited financial statements for the fiscal year ended September 30, 2007, included in the Company’s Form 10-K filed with the SEC on December 31, 2007.

(6)
Mr. Werthan forfeited 85,000 shares of unvested stock options when he resigned from the Company and voluntarily forfeited 187,500 vested stock options that had been mispriced because he did not wish to retain any benefits from such options.

(7)	Dr. Stall forfeited 35,000 stock options when he resigned from the Company.
(8)
Mr. Brodie forfeited 63,750 shares of unvested stock options when he resigned from the Company and voluntarily forfeited 27,500 vested stock options that had been mispriced because he did not wish to retain any benefits from such options.

(9)	The amounts in this column reflect the amounts earned in fiscal 2007, pursuant to the Fiscal 2007 Executive Bonus Plan, although not paid until fiscal 2008.
(10)	Consists of life insurance premiums of $384.
(11)	Consists of life insurance premiums of $384 and EMCORE’s matching contributions under its 401(k) plan of $6,954, which are made in EMCORE common stock.
(12)
Consists of life insurance premiums of $384, EMCORE’s matching contributions under its 401(k) plan of $4,673, which are made in EMCORE common stock, relocation and housing of $45,000, and $129,277 to cover the reimbursement of 409(a) taxes that the Company paid on behalf of Dr. Hou relating to events prior to him being a Section 16 officer.

(13)	Consists of life insurance premiums of $384 and EMCORE’s matching contributions under its 401(k) plan of $5,493, which are made in EMCORE common stock.
(14)	Consists of life insurance premiums of $384 and relocation of $24,790.
(15)
Consists of life insurance premiums of $384, EMCORE’s matching contributions under its 401(k) plan of $2,562, which are made in EMCORE common stock, severance of $387,040, loan forgiveness of $82,000 and $7,750 (fees earned or paid in cash) for compensation as a non-employee director.

(16)	Consists of life insurance premiums of $384 and EMCORE’s matching contributions under its 401(k) plan of $6,973, which are made in EMCORE common stock, and severance of $470,400.
(17)	Consists of life insurance premiums of $384 and EMCORE’s matching contributions under its 401(k) plan of $2,322, which are made in EMCORE common stock, and severance of $313,939.

Grants of Plan-Based Awards in Fiscal 2007

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh) (3)	Closing Price on Date of Grant ($/Sh)	Grant Date Fair Value ofStock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)
Reuben F. Richards, Jr.	N/A	66,640	333,200	399,840
Adam Gushard	2/20/07 N/A	15,000	120,000	144,000	100,000	4.06	4.12	312,032
Hong Q. Hou, Ph.D.	12/14/06 9/25/07 N/A	64,000	320,000	384,000	245,000 255,000	5.76 8.78	5.66 8.78	1,049,651 1,811,802
John Iannelli, Ph.D.	3/29/07 6/25/07 N/A	6,891	78,750	94,500	10,000 75,000	4.98 5.33	4.95 5.33	39,531 317,122
Keith J. Kosco, Esq.	1/8/07 4/27/07 N/A	6,125	70,000	84,000	30,000 50,000	5.49 5.08	5.36 5.08	132,748 201,600
Thomas G. Werthan		-	-	-	-	-	-	-
Richard A. Stall, Ph.D.		-	-	-	-	-	-	-
Howard W. Brodie, Esq.		-	-	-	-	-	-	-

_____________________
(1)
These columns reflect the possible payment amounts under performance-based cash incentive awards granted for 2007 to the Named Executive Officers, as described above under “Compensation Discussion and Analysis”. The amounts actually awarded to these executives for 2007 are reported above in the Summary Compensation Table as “Non-Equity Incentive Plan Awards.”

(2)	This column reflects the number of shares underlying options granted to the Named Executive Officers in fiscal 2007.
(3)
All options were granted at an exercise price equal to the fair market value of our common stock on the option grant date. As previously disclosed in our Current Report on Form 8-K filed with the SEC on April 19, 2007, the fair market value for certain grants of options was determined based on the mean of the highest and lowest sale prices of the Company's common stock on the grant date, and on April 16, 2007 the definition of “fair market value” in the Company’s 2000 Stock Option Plan was amended so that it would be equal to the closing price of the Company's common stock on the grant date.

(4)
This column reflects the fair value of these awards on the grant date as determined under the accounting principles used to calculate the value of equity awards. For the assumptions and methodologies used to value the awards reported in this column, see footnote (5) to the Summary Compensation Table.

Outstanding Equity Awards at September 30, 2007

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable			Number of Securities Underlying Unexercised Options (#) Unexercisable			Option Exercise Price ($)	Option Expiration Date
Reuben F. Richards, Jr.	100,000 50,000 25,000 72,500 150,000			- - - - 75,000	(3)		6.79 6.44 22.00 2.63 3.42	2/27/08 12/1/08 4/14/10 5/18/14 5/18/15
Adam Gushard	10,000 17,000 8,000 5,000 17,500 7,500 2,000 13,125 13,750 1,598 11,250 50,000	(1)		- - - - - - - 4,375 13,750 - 33,750 50,000	(3	)(4)(5)(6)	1.82 1.82 1.82 1.82 1.82 1.82 1.82 2.63 3.00 7.32 7.29 4.06	12/15/07 12/1/08 4/14/10 4/26/12 10/3/11 4/4/11 3/2/11 5/18/14 2/28/15 12/29/15 8/28/16 2/20/17
Hong Q. Hou, Ph.D.	120,000 17,500 6,875 13,750 245,000 -	(1	)(1)	- 17,500 13,750 41,250 - 255,000	(3	)(4)(5)(7)	5.88 2.63 3.00 7.29 5.76 8.78	3/9/08 5/18/14 2/28/15 8/28/16 12/14/16 9/25/17
John Iannelli, Ph.D.	32,000 4,500 5,500 881 4,500 3,000 500 - -			8,000 1,500 5,500 - 13,500 9,000 1,500 10,000 75,000	(8	)(3)(4)(9)(10)(11)(12)(13)	1.87 2.63 3.00 7.32 5.18 7.95 9.75 4.98 5.33	1/22/13 5/18/14 2/28/15 12/29/15 10/12/15 3/10/16 4/5/16 3/29/17 6/25/17
Keith J. Kosco, Esq.	- -			30,000 50,000	(14	)(15)	5.49 5.08	1/8/17 4/27/17
Thomas G. Werthan	15,000 50,000	(1	)(2)(2)	- -			3.42 6.79	1/29/08 1/29/08
Richard A. Stall, Ph.D.	25,000 22,500 100,000 50,000 25,000	(1	)(2)(1)(2)(1)(2)(1)(2)(2)	- - - - -			2.63 3.42 7.90 8.50 22.00	1/29/08 1/29/08 1/29/08 1/29/08 1/29/08
Howard W. Brodie, Esq.	11,250	(1	)(2)	-			3.42	1/29/08

__________________
(1)	These awards have been exercised between September 30, 2007 and January 26, 2008, with the exception of the option to purchase 250 shares for Messr. Brodie.
(2)
Under the terms of option agreements issued under the Company’s 2000 Stock Option Plan, terminated employees who have vested and exercisable stock options have 90 days after the date of termination to exercise the options. In November 2006, the Company announced suspension of reliance on previously issued financial statements which in turn caused the Form S-8 registration statements for shares of common stock issuable under the option plans not to be available. Therefore, terminated employees were precluded from exercising their options during the remaining contractual term. To address this issue with affected former employees under the 2000 Stock Option Plan, EMCORE’s Board of Directors agreed in April 2007 to approve an option grant “modification” for all these individuals by extending the normal 90-day exercise period after termination date to a date after which EMCORE becomes compliant with its SEC filings and the registration of the option shares is once again effective, which was November 1, 2007.  As a result, the expiration dates for the vested stock options held by Messrs. Werthan, Stall and Brodie, at the time of their departures from the Company, were extended until January 29, 2008.

(3)	The unvested portions of these awards are scheduled to vest in one installment on May 18, 2008.
(4)	The unvested portions of these awards are scheduled to vest in two installments on February 29, 2008 and February 28, 2009.
(5)	The unvested portions of these awards are scheduled to vest in three installments on August 28, 2008, 2009, and 2010.
(6)	The unvested portions of these awards are scheduled to vest in four installments on February 20, 2008, 2009, 2010, and 2011.
(7)	The unvested portions of these awards are scheduled to vest in four installments on September 25, 2008, 2009, 2010 and 2011.
(8)	The unvested portions of these awards are scheduled to vest in one installment on January 22, 2008.
(9)	The unvested portions of these awards are scheduled to vest in three installments on October 12, 2007, 2008 and 2009.
(10)	The unvested portions of these awards are scheduled to vest in three installments on March 10, 2008, 2009 and 2010.
(11)	The unvested portions of these awards are scheduled to vest in three installments on April 5, 2008, 2009, and 2010.
(12)	The unvested portions of these awards are scheduled to vest in four installments on March 29, 2008, 2009, 2010 and 2011.
(13)	The unvested portions of these awards are scheduled to vest in four installments on June 25, 2008, 2009, 2010, and 2011.
(14)	The unvested portions of these awards are scheduled to vest in five installments on January 8, 2008, 2009, 2010, 2011 and 2012.
(15)	The unvested portions of these awards are scheduled to vest in four installments on April 27, 2008, 2009, 2010, and 2011.

Option Exercises in Fiscal 2007

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Reuben F. Richards, Jr.	-	-
Adam Gushard	-	-
Hong Q. Hou, Ph.D. (1)	14,375	27,788
John Iannelli, Ph.D.	-	-
Keith J. Kosco, Esq.	-	-
Thomas G. Werthan	-	-
Richard A. Stall, Ph.D.	-	-
Howard W. Brodie, Esq.	-	-
__________
(1)	These options were exercised on November 7, 2006.

Potential Payments Upon Termination or Change-in-Control

Under the Company’s Executive Severance Policy, participants are eligible to receive certain severance benefits if their employment with the Company is terminated and the termination constitutes a “Separation of Service” within the meaning of Section 409A of the Internal Revenue Code.  However, participants are not eligible to receive severance benefits if they are terminated with cause, due to death or disability or if they voluntarily terminate their employment other than for good reason.  In addition, a participant that is eligible to receive severance benefits under the Severance Policy must execute an agreement (a “Separation Agreement”) prepared by the Company that includes, among other things, a release by the participant of the

Company from any liability or obligation to the participant.  A participant will not receive severance benefits if the participant does not enter into a Separation Agreement with the Company and all severance benefits will cease if the participant violates any provision of his or her Separation Agreement.

Under the Severance Policy, participants in the policy at the Executive Vice President or higher level will receive (i) for those hired or promoted prior to May 1, 2007, the continuation of their base salary for a period equal to one year and two weeks plus two additional weeks for each year the participant was employed by the Company or (ii) for those hired or promoted on or after May 1, 2007, the continuation of their base salary for a period equal to one year and one week plus one additional week for each year the participant was employed by the Company.

Participants at the Vice President or lower level will receive (i) for those hired or promoted prior to May 1, 2007, the continuation of their base salary for a period equal to five months and two weeks plus two additional weeks for each year the participant was employed by the Company or (ii) for those hired or promoted on or after May 1, 2007, the continuation of their base salary for a period equal to five months and one week plus one additional week for each year the participant was employed by the Company.

If, following the sale, transfer, spin-off or other disposition of the stock or assets of any subsidiary, business unit or division of the Company, a participant’s employment is terminated after the end of a fiscal year but before annual cash incentive awards or pay-for-performance payments are distributed and the participant would otherwise be entitled to such awards or payments, the participant will remain entitled to the annual cash incentive award or pay-for-performance payment attributable to the immediately preceding fiscal year.  The Severance Policy also provides that participants will be eligible for certain benefits, including continued payment of certain health insurance premiums, outplacement services and other perquisites.

The following are estimated payments and benefits that would be provided to each of Messrs. Richards, Gushard, Hou, Iannelli and Kosco in the event the executive’s employment is terminated under certain circumstances.  We have calculated these amounts based on the Company’s Executive Severance Policy (the “Severance Policy”) and, in some cases, the terms of individual offer letters that were entered into in connection with an executive’s promotion to his current position. The calculations assume a termination date of September 28, 2007, the last business day of our fiscal year ended September 30, 2007.  The actual amounts of the payments and costs of the benefits, however, can only be determined at the time of an executive’s separation from the Company.

Name	Severance	Cash Incentive Award	COBRA (Company Portion)	Outplacement Services	Perquisites
Reuben F. Richards, Jr.	$608,731	$326,536	$18,190	$30,000	-
Adam Gushard	$332,308	$192,600	$18,190	$30,000	$59,000	(1)
Hong Q. Hou, Ph.D.	$553,846	$313,600	$18,190	$30,000	-
John Iannelli, Ph.D.	$337,500	$34,294	$18,190	$30,000	-
Keith J. Kosco, Esq.	$207,692	$45,733	$13,137	$30,000	-
___________________
(1)	Include $9,000 for a car allowance and an estimated cost of $50,000 for relocation, which is payable if Mr. Gushard is terminated without Cause.

Vesting of Equity Awards in Connection with a Change in Control

Upon a change in control of the Company, unvested stock options will vest and become exercisable pursuant to the terms of the Company’s 2000 Stock Option Plan applicable to all plan participants.  The value of accelerating unvested stock options, as measured by the difference between the closing price of $9.60 on September 28, 2007, and the option grant price, would be $463,500 for Mr. Richards, $476,206 for Mr. Gushard, $517,113 for Dr. Hou, $549,565 for Dr. Iannelli and $349,300 for Mr. Kosco.

Severance Agreements with Messrs. Werthan, Brodie and Stall

On February 8, 2007, the Company entered into a severance agreement with Mr. Werthan specifying his severance benefits.  In accordance with the Company’s Severance Policy adopted in 2004 (the “Severance Policy”), under the terms of the severance agreement the Company paid Mr. Werthan $387,040 (equal to 82 weeks of his salary), less applicable tax withholdings and deductions, in a lump-sum payment on September 14, 2007.  Additionally, Mr. Werthan elected to continue coverage under the Company’s health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and $7,235 was deducted from Mr. Werthan’s lump sum severance payment, which represents the amount of Mr. Werthan’s portion of the COBRA premiums.  In connection with Mr. Werthan’s resignation in February 2007 and pursuant to the terms of the promissory note, the Board of Directors forgave his $82,000 loan with the Company.  Mr. Werthan was responsible for the personal taxes related to the loan forgiveness.

On April 17, 2007, the Company entered into a severance agreement with Mr. Brodie.  In accordance with the Severance Policy, under the terms of the severance agreement, the Company paid Mr. Brodie $313,939 (equal to 68 weeks of his salary plus automobile expenses), less applicable tax withholdings and deductions, in a lump-sum payment on November 1, 2007.  Additionally, Mr. Brodie elected to continue coverage under the Company’s health plans pursuant to COBRA and $6,431 was deducted from Mr. Brodie’s lump sum severance payment, which represents the amount of Mr. Brodie’s portion of the COBRA premiums.  The Company also paid Mr. Brodie $55,341, less applicable withholdings and deductions, representing the amount earned by Mr. Brodie under the Company’s 2006 Executive Bonus Plan.

On June 25, 2007, the Company entered into a severance agreement with Dr. Stall.  In accordance with the Company’s Severance Policy, under the terms of the severance agreement, the Company paid Dr. Stall $470,400 (equal to 98 weeks of his salary), less applicable tax withholdings and deductions, in a lump-sum payment on January 2, 2008.  Additionally, Dr. Stall elected to continue coverage under the Company’s health plans pursuant to COBRA and $7,235 was deducted from Dr. Stall’s lump sum severance payment, which represents the amount of Dr. Stall’s portion of the COBRA premiums.

COMPENSATION COMMITTEE REPORT

The information contained under this “Compensation Committee Report,” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended, or under the  Securities Exchange Act of 1934, as amended (the “Exchange Act”), or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates this information by reference into any such filing.

The Compensation Committee is responsible for evaluating the performance of the Chief Executive Officer and other EMCORE officers as well as reviewing and approving their compensation. The Committee also establishes and monitors overall compensation programs and policies for the Company, including administering the incentive compensation plans. The Committee’s processes and procedures for the consideration and determination of executive compensation are explained in greater detail in the Compensation Discussion and Analysis section.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and its Proxy Statement in accordance with Item 407(e) of Regulation S-K.

This report is submitted by the Compensation Committee.

 January 28, 2008

COMPENSATION COMMITTEE John Gillen, Chairman Charles Scott Robert Bogomolny

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company’s Compensation Committee is comprised of Messrs. Gillen, Scott and Bogomolny.  No member of the Compensation Committee served as one of the Company’s officers or employees during fiscal 2007 or was formerly an officer of the Company at any time.  None of the Company’s executive officers served as a member of the compensation committee of any other company that has an executive officer serving as a member of the Company’s Board of Directors or Compensation Committee during fiscal 2007.  None of the Company’s executive officers served as a member of the board of directors of any other company that has an executive officer serving as a member of the Company’s Compensation Committee during fiscal 2007.

OWNERSHIP OF SECURITIES

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of January 15, 2008 certain information regarding the beneficial ownership of common stock of the Company by (i) each person or “group” (as that term is defined in Section 13(d)(3) of the Exchange Act) known by the Company to be the beneficial owner of more than 5% of the common stock of the Company, (ii) each Named Executive Officer of the Company, (iii) each director and nominee, and (iv) all directors and executive officers as a group (10 persons).  Except as otherwise indicated, the Company believes, based on information furnished by such persons, that each person listed below has the sole voting and investment power over the shares of common stock shown as beneficially owned, subject to common property laws, where applicable.  Shares beneficially owned include shares of common stock and warrants and options to acquire shares of common stock that are exercisable within sixty (60) days of January 15, 2008. Unless otherwise indicated, the address of each of the beneficial owners is c/o EMCORE Corporation, 10420 Research Road, SE, Albuquerque, New Mexico 87123.

Name	Shares Beneficially Owned	Percent of Common Stock
Robert Bogomolny	86,972	*
Howard W. Brodie (1)	11,250	*
John Gillen	29,242	*
Adam Gushard (2)	184,746	*
Hong Q. Hou (3)	387,500	*
John Iannelli (4)	80,452	*
Keith J. Kosco, Esq.(5)	6,000	*
Reuben F. Richards, Jr. (6)	1,052,054	2.0%
Thomas J. Russell (7)	5,023,791	9.6%
Charles Scott (8)	42,409	*
Richard A. Stall (9)	87,280	*
Thomas G. Werthan (10)	81,266	*

All directors and executive officers as a group (10 persons) (11)	6,974,432	13.3%

Alexandra Global Master Fund Ltd. (12)	3,222,503	6.2%
AMVESCAP PLC (13)	4,000,005	7.7%
Kern Capital Management, LLC (14)	2,691,300	5.2%
Kingdon Capital Management, LLC (15)	2,625,000	5.0%
Kopp Investment Advisors, LLC (16)	4,048,740	7.7%
The Quercus Trust (17)	5,683,127	10.9%
Wachovia Corporation (18)	5,162,966	9.9%

*	Less than 1.0%
(1)	Includes options to purchase 250 shares.
(2)	Includes options to purchase 166,098 shares.
(3)	Includes options to purchase 283,125 shares.
(4)	Includes options to purchase 72,131 shares and 3,368 shares held in a 401(k) Plan.
(5)	Includes options to purchase 6,000 shares.
(6)	Includes options to purchase 397,500 shares and 175,000 shares held by spouse.
(7)	Includes 2,280,035 shares held by The AER Trust.
(8)	Includes 30,409 shares owned by Kircal, Ltd.
(9)	Includes options to purchase 25,000 shares and 548 shares held in a 401(k) Plan.
(10)	Includes options to purchase 65,000 shares.
(11)
Includes options to purchase 924,854 shares beneficially owned by Reuben Richards, Jr., Chief Executive Officer; Hong Hou, President and Chief Operating Officer; Adam Gushard, Interim Chief Financial Officer; John Iannelli, Chief Technology Officer; and Keith Kosco, Chief Legal Officer.  No options to purchase shares were beneficially owned by the five non-employee directors, except for options to purchase 65,000 shares owned by Thomas Werthan.  Richard Stall and Howard Brodie resigned from the Company prior to January 15, 2008 and are not included in this total.

(12)
This information is based solely on information contained in a Schedule 13G filed with the SEC on February 14, 2007, by Alexandra Global Master Fund Ltd. (“Alexandra Global”).  Alexandra Investment Management, LLC (“Alexandra Management,” which is investment advisor to Alexandra Global) and Mikhail A. Filimonov (“Filimonov”), Chairman, Chief Executive Officer, Managing Member, and Chief Investment Officer of Alexandra Management may be deemed to share voting and dispositive power with respect to the shares owned by Alexandra Global by reason of their respective relationships with Alexandra Global.  Alexandra Management and Filimonov disclaim beneficial ownership of all such shares.  The address of Alexandra Global is Citco Building, Wickams Cay, P.O. Box 662, Road Town, Tortola, British Virgin Islands.  The address of Alexandra Management and Filimonov is 767 Third Avenue, 39th Floor, New York, New York 10017.

(13)
This information is based solely on information contained in a Schedule 13G filed with the SEC on February 14, 2007, by AMVESCAP PLC, a U.K. entity, on behalf of itself and PowerShares Capital Management LLC, a U.S. entity (“PowerShares”). The shares reported for AMVESCAP PLC represent the total shares held by AMVESCAP PLC through PowerShares.  The address of AMVESCAP PLC is 30 Finsbury Square, London EC2A 1AG, England.  The address of AMVESCAP PLC is 30 Finsbury Square, London EC2A 1AG, England.

(14)
This information is based solely on information contained in a Schedule 13G filed with the SEC on February 14, 2007, by Kern Capital Management, LLC (“KCM”), Robert E. Kern, Jr. (“R. Kern,” controlling member of KCM), and David G. Kern (“D. Kern,” controlling member of KCM).  As controlling members of KCM, R. Kern and D. Kern may be deemed the beneficial owners of the shares owned by KCM.  R. Kern and D. Kern expressly disclaim beneficial ownership of all such shares.  The address of KCM, R. Kern, and D. Kern is 114 West 47th Street, Suite 1926, New York, New York 10036.

(15)
This information is based solely on information contained in a Schedule 13G filed with the SEC on January 14, 2008, by Kingdon Capital Management, LLC (“Kingdon Capital”) and Mark Kingdon (“Kingdon”).  Kingdon Capital and Kingdon report beneficially owning a total of 2,625,000 shares and sharing voting and dispositive power with respect to such shares.  The address of Kingdon Capital and Kingdon is 152 West 57th Street, 50th Floor, New York, New York 10019.

(16)
This information is based solely on information contained in a Schedule 13D filed with the SEC on January 4, 2008, by Kopp Investment Advisors, LLC (“KIA”), a wholly-owned subsidiary of Kopp Holding Company, LLC (“KHC”), which is controlled by Mr. LeRoy C. Kopp (“Kopp”) (collectively, the “Kopp Parties”).  KIA reports beneficially owning a total of 4,048,740 shares including having sole voting power over 4,048,740 shares and shared dispositive power over 2,469,665 shares.  KHC reports beneficially owning a total of 4,048,740 shares.  Kopp reports beneficially owning a total of 4,219,665 shares, including having sole dispositive power over 1,750,000 shares.  The address of the Kopp Parties is 7701 France Avenue South, Suite 500, Edina, Minnesota 55435. The address of Kopp Investment Advisors, LLC is 7701 France Avenue South, Suite 500, Edina, Minnesota 55435.

(17)
This information is based solely on information contained in a Schedule 13D filed with the SEC on October 5, 2007, by The Quercus Trust, David Gelbaum and Monica Chavez Gelbaum.  The Quercus Trust reports beneficially owning a total of 5,683,127 shares and sharing voting and dispositive power with respect to such shares.  David Gelbaum, Trustee, The Quercus Trust, reports beneficially owning a total of 5,683,127 shares and sharing voting and dispositive power with respect to such shares.  Monica Chavez Gelbaum, Trustee, The Quercus Trust, reports beneficially owning a total of 5,683,127 shares and sharing voting and dispositive power with respect to such shares.  The address of David Gelbaum, an individual, as co-trustee of the Quercus Trust and Monica Chavez Gelbaum, an individual, as co-trustee of the Quercus Trust is 2309 Santiago Drive, Newport Beach, California 92660.

(18)
This information is based solely on information contained in a Schedule 13G filed with the SEC on November 9, 2007, by Wachovia Corporation.  Wachovia Corporation reports beneficially owning a total of 5,162,966 shares including having sole voting power over 2,424,786 shares and sole dispositive power over 2,882,931 shares.  Wachovia Corporation is a parent holding company and the relevant subsidiaries are Wachovia Securities, LLC (IA) and Wachovia Bank, N.A. (B.K.).  Wachovia Securities, LLC is an investment advisor for clients; the securities reported by this subsidiary are beneficially owned by such clients.  Wachovia Bank, N.A. (B.K.) holds the securities reported in a fiduciary capacity for its respective customers.  The address of Wachovia Corporation is One Wachovia Center, Charlotte, North Carolina 28288.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of September 30, 2007, the number of securities outstanding under each of EMCORE’s stock option plans, the weighted average exercise price of such options, and the number of options available for grant under such plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,695,846	$5.46	1,677,413
Equity compensation plans not approved by security holders	1,920	$0.23	-

Total	5,697,766	$5.46	1,677,413

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on the Company’s review of copies of all disclosure reports filed by directors and executive officers of the Company, as well as anyone who is a beneficial owner of more than 10 percent of a registered class of the Company’s stock, pursuant to Section 16(a) of the Exchange Act, as amended, and written representations furnished to the Company, the Company believes that there was compliance with all filing requirements of Section 16(a) applicable to directors and executive officers of the Company during the fiscal year 2007, with the exception of December 27, 2006 filings for Dr. Hou on Form 3 and Form 4 (reporting an employee stock option grant), both of which were reported 13 days late and one filing on July 16, 2007 for Dr. Iannelli on Form 3, which was reported 21 days late due to an administrative error.

PROPOSAL II: APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP, an independent registered public accounting firm, audited the financial statements of EMCORE Corporation for the fiscal year ending September 30, 2007. The Audit Committee and the Board of Directors have selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2008. The ratification of the appointment of Deloitte & Touche LLP will be determined by the vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting. If this appointment of Deloitte & Touche LLP is not ratified by shareholders, the Board of Directors will appoint another independent registered public accounting firm whose appointment for any period subsequent to the Annual Meeting will be subject to the approval of shareholders at that meeting.

Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and are expected to be available to answer appropriate questions.

FISCAL 2007 & 2006 AUDITOR FEES AND SERVICES

Deloitte & Touche LLP was the independent registered public accounting firm that audited EMCORE’s financial statements for fiscal 2007 and 2006.  There were no non-audit services performed by Deloitte & Touche LLP during these periods.

The aggregate fees billed by Deloitte & Touche LLP in connection with audit services rendered for fiscal 2007 and 2006 are as follows:

	Fiscal 2007	Fiscal 2006

Audit fees (1)	$4,593,000	$1,170,000
Audit-related fees (2)	49,000	34,000
Tax fees (3)	--	--
All other fees (4)	--	--

Total	$4,642,000	$1,204,000
_____________________
(1)
Represents fees for professional services rendered in connection with the audit of our annual financial statements, reviews of our quarterly financial statements, and advice provided on accounting matters that arose in connection with audit services. Fiscal 2007 included $885,000 and fiscal 2006 included $488,000 of audit fees for professional services rendered in connection with the audit of our internal controls over financial reporting (SOX 404 compliance).  The fees incurred during fiscal 2007 include fees related to our voluntary stock option review and the related restatement of our financial data for the fiscal years ended September 30, 2006 and 2005 and 2004.

(2)	Represents fees for professional services related to the audits of our employee benefit plan and other statutory or regulatory filings.
(3)	Not applicable.
(4)	Not applicable.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material, and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report of the Audit Committee by reference therein.

The Company has a separately-designated standing audit committee (the “Audit Committee”) established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee currently consists of Messrs. Scott, Gillen, and Bogomolny. Each member of the audit committee is currently an independent director within the meaning of NASD Rule 4200(a)(15). The Board of Directors has determined that Messrs. Scott and Gillen are each audit committee financial experts. The Audit Committee met 9 times in fiscal 2007. The Audit Committee performs the functions set forth in the EMCORE Corporation Audit Committee Charter, which has been adopted by the Board of Directors. The Audit Committee Charter is available on our website at www.emcore.com.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for fiscal 2007 with management of the Company. The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by SAS 61 (Codification of Statements of Auditing Standards). Furthermore, the Audit Committee has reviewed management’s assessment of the effectiveness of the Company’s internal controls over financial reporting, and has reviewed the opinion of the Company’s independent registered public accounting firm regarding such assessment and the effectiveness of the Company’s internal controls over financial reporting.

The Audit Committee has received the written disclosures and letter from the Company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1, and has discussed with such accounting firm the independence of such accounting firm. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2007, which was filed on December 31, 2007.

AUDIT COMMITTEE Charles Thomas Scott, Chairman Robert Bogomolny John Gillen

Audit Committee Pre-Approval and Procedures

The Audit Committee has determined that the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining the independence of Deloitte & Touche LLP. In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be rendered by Deloitte & Touche LLP. In considering whether to approve such services, the Audit Committee will consider the following:

•	Whether the services are performed principally for the Audit Committee
•	The effect of the service, if any, on audit effectiveness or on the quality and timeliness of the Company’s financial reporting process
•	Whether the service would be performed by a specialist (e.g. technology specialist) and who also provide audit support and whether that would hinder independence
•	Whether the service would be performed by audit personnel and, if so, whether it will enhance the knowledge of the Company’s business
•	Whether the role of those performing the service would be inconsistent with the auditor’s role (e.g., a role where neutrality, impartiality and auditor skepticism are likely to be subverted)
•	Whether the audit firm’s personnel would be assuming a management role or creating a mutuality of interest with management
•	Whether the auditors would be in effect auditing their own numbers
•	Whether the project must be started and completed very quickly
•	Whether the audit firm has unique expertise in the service, and
•	The size of the fee(s) for the non-audit service(s).

During fiscal 2007, all professional services provided Deloitte & Touche LLP were pre-approved by the Audit Committee in accordance with this policy.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM UNDER PROPOSAL II.

PROPOSAL III: TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors has determined that it is an appropriate time to propose amendments to our Restated Certificate of Incorporation to increase the number of authorized shares of capital stock from 105,882,352 to 205,882,352 and to increase the number of authorized shares of common stock from 100 million to 200 million.

Under our Restated Certificate of Incorporation, the total number of shares of capital stock which the Company has the authority to issue is 105,882,352.  Of these authorized shares, common stock comprises 100 million shares and preferred stock comprises 5,882,352 shares.  As of January [__], 2008, the number of common shares outstanding was approximately [___] million  and [___] million shares of common stock were held in treasury.  There are no outstanding shares of preferred stock and the proposed amendment would not increase the authorized number of preferred shares.  The Board of Directors believes that it is advisable and in the best interests of the Company's stockholders to increase the number of authorized shares of common stock to provide a sufficient reserve of shares for future business and financial needs of the Company.  These additional authorized shares would enhance capital and liquidity, possible future acquisitions, and other corporate purposes.  Existing holders of shares of common stock would have no preemptive rights under our Restated Certificate of Incorporation to purchase any additional shares of common stock issued by the Company.  It is possible that additional shares of common stock may be issued at a time and under circumstances that may dilute the voting power of existing stockholders, decrease earnings per share and decrease the book value per share of shares presently held.

The Board of Directors has unanimously adopted a resolution approving, subject to stockholder approval, and declaring the advisability of an amendment to Article Fourth of our Restated Certificate of Incorporation to increase the number of authorized shares of capital stock from 105,882,352 to 205,882,352 million and to increase the number of authorized shares of common stock from 100 million to 200 million.

The specific amendments to Article Fourth are proposed as follows:

The total number of shares of Capital Stock of the Corporation shall be 205,882,352 shares of which:

A. Of the Capital Stock, 200,000,000 shares shall consist of Common Stock which shall be entitled to one vote per share of all matters which holders of the Common Stock shall be entitled to vote on.

B. Of the Capital Stock, 5,882,352 shares shall consist of Preferred Stock which may be divided into such  classes and such series as shall be  established from  time to time by  resolutions  of the  Board of  Directors  and filed as an amendment to this Certificate of Incorporation,  without any requirement of vote or class vote of  shareholders.  The Board of Directors shall have the right and power to establish  and  designate in any such Class or Series  Resolution  such priorities, powers, preferences and relative,  participating,  optional or other special rights and  qualifications,  limitations  and  restrictions  as it shall determine.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT OF THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK UNDER PROPOSAL III.

PROPOSAL IV: TO APPROVE AN INCREASE IN THE NUMBER OF SHARES AVAILABLE UNDER EMCORE’S 2000 STOCK OPTION PLAN

On November 8, 1999, the Board of Directors adopted the EMCORE Corporation 2000 Stock Option Plan (the “2000 Plan”). The 2000 Plan became effective upon its approval by the Company’s shareholders at the 2000 Annual Meeting. It was amended by a vote of the shareholders at the Company’s 2001 Annual Meeting to increase the number of shares of Common Stock on which options could be granted by 3,300,000, to 4,750,000, amended a second time by a vote of the shareholders at the Company’s 2004 Annual Meeting to increase the number of shares of Common Stock on which options could be granted by 2,100,000 (for a maximum total of 6,850,000), and amended a third time by a vote of the shareholders at the Company’s 2006 Annual Meeting to increase the number of shares of Common Stock on which options could be granted by 2,500,000 (for a maximum total of 9,350,000).

At the 2008 Annual Meeting, the shareholders will be requested to approve an additional increase in the number of shares of Common Stock available for issuance under the 2000 Plan. As of the date of the 2008 Annual Meeting, we expect to have options for only approximately [_______] shares authorized and available for issuance under the 2000 Plan. Furthermore, no shares are currently available for grant under the EMCORE Corporation 1995 Incentive and Non-Statutory Stock Option Plan (as amended, the “1995 Plan”). The 1995 Plan had allowed the grant of a total of 2,744,118 shares of Common Stock (on a post-split basis) pursuant to stock options and stock appreciation rights.

Our Company’s philosophy on employee compensation is to provide employees and management with equity participation linked to long-term stock price performance, while at the same time remaining sensitive to the potential impact on our other shareholders. We believe that offering broad-based equity compensation through stock options is critical to attracting and retaining the highest caliber employees. Employees with a stake in the future success of our business are motivated to achieve long-term growth and thus maximize shareholder value. Options have historically formed a significant portion of our employees’ overall compensation, and almost all of our current employees have received options. The purpose of this proposal is to provide sufficient reserves of shares, based on our current business plans, to ensure the Company’s ability to continue to provide new hires, employees and management with an equity stake in the Company over the next year.

The Company’s three-year average “burn rate” (the average number of stock options granted during fiscal 2004-2006 compared to the total shares outstanding in each fiscal year) is approximately 4.0%.  This three-year average “burn rate” is in line with the mean for the Company’s peer group, which is approximately 4.0% and significantly lower than the peer group maximum which is 7.85%.  For purposes of the foregoing, the Company’s peer group includes all companies listed in the Compensation Discussion and Analysis under the heading “The Company’s Annual Compensation Decision-Making Process,” except Vitesse Semiconductor and Kopin Corporation, which were not current with their financials at the time these burn rates, were calculated.

Accordingly, on February [__], 2008, the Board of Directors, acting on the recommendation of the Compensation Committee, unanimously adopted an amendment to the 2000 Plan, subject to approval by the shareholders, to increase the total number of shares of Common Stock on which options may be granted under the 2000 Plan by 3,500,000, to 12,850,000. The Board of Directors recommends approval of this amendment to the 2000 Plan to permit the issuance of this increased number of shares of Common Stock thereunder. The Board of Directors believes that this proposed increase is in the best interests of the Company and the shareholders. In the event this proposal is not approved by our shareholders, and as a consequence we are unable to continue to grant options at competitive levels, the Board of Directors believes that it will negatively affect our ability to meet our need for highly qualified personnel and our ability to manage future growth.

If this proposal is adopted, the third sentence of Section 4(a) of the 2000 Plan would be amended to read, in its entirety, as follows:

“The total number of shares of Stock that may be delivered pursuant to Options granted under the Plan is 12,850,000, plus any shares of Stock subject to a stock option granted under the Predecessor Plan which for any reason expires or is terminated or canceled without having been fully exercised by delivery of shares of Stock; provided, however, that the number of shares of Stock that may be delivered pursuant to Incentive Stock Options under the Plan is 12,850,000, without application of paragraph 4(d) of this Section 4.”

Other key features of the 2000 Plan and significant historical option grant information are as follows:

•	The 2000 Plan and the 1995 Plan were both approved by the Company’s shareholders;
•	The 2000 Plan is administered solely by the Compensation Committee, which is composed entirely of independent directors;
•
It is the Company’s policy only to grant options under the 2000 Plan that have an exercise price equal to or greater than the fair market value (as defined in the 2000 Plan, as amended) of our common stock at the date of grant;

•	It is the Company’s policy to grant options with a five-year vesting schedule for first-time grants;
•	The 2000 Plan authorizes only the grant of options; and
•	The 2000 Plan does not include any automatic share reserve increase provision (i.e. any “evergreen” provision).

In connection with our internal review of our historical stock option granting practices, on November 13, 2006, the Board of Directors adopted a revised Incentive Stock Option Grant Policy that provided that:

•	non-administrative grant responsibilities other than with respect to new-hire options are to be set by the Compensation Committee;
•
all new-hire options be issued the later of an employee’s first day of employment, or where applicable, the date the Compensation Committee approved the terms of the new-hire grant and have an exercise price of not less than 100% of the fair market value of the Company’s stock on that date.  The Board will conduct a review of all new-hire grants to ensure compliance with the Company’s policies and procedures;

•	the grant date for all options awarded to employees other than new-hire options is the date on which the Compensation Committee meets and approves the grants;
•	the exercise price of options other than new hire-options should be set at the closing price of the common stock of the Company on the date on which the Compensation Committee approves the grants;
•
the Company should, with respect to annual retention grants to employees, maintain the practice of awarding retention grants to senior management on the same date and with the same exercise price as retention grants awarded to non-senior management employees;

•	no additions or modifications to option grants should be permitted after the Compensation Committee has approved the option grants; and
•	all grants are to be communicated to employees as soon as reasonably practicable after the grant date.

Effective October 1, 2005, the first day of fiscal 2006, EMCORE adopted SFAS No. 123(R), Share-Based Payment (Revised 2004), on a modified prospective basis. As a result, EMCORE will now include stock-based compensation costs in its results of operations for the fiscal quarter ended December 31, 2005 and subsequent reporting periods.

This proposal summarizes the essential features of the 2000 Plan, as it would be amended pursuant to this proposal. You should read the amended plan for a full statement of its terms and conditions. A copy of the 2000 Plan may be obtained upon written request to our Investor Relations Department at 10420 Research Road, SE, Albuquerque, New Mexico 87123.

DESCRIPTION OF MATERIAL FEATURES OF THE 2000 PLAN

The purpose of the 2000 Plan is to enable us to grant stock options to eligible officers, employees, non-employee directors and consultants at levels we believe will motivate superior performance and help us attract and retain outstanding personnel. We believe that providing our key personnel with stock option incentives will enhance our long-term performance.

The 2000 Plan became effective at the 2000 Annual Meeting. As previously amended, the 2000 Plan currently provides for the grant of options to purchase a total of up to 9,350,000 shares of Common Stock (subject to adjustment for certain changes in our capital, as described below under “Changes in Capital”).

Administration. The Compensation Committee has the exclusive discretionary authority to operate, manage and administer the 2000 Plan in accordance with its terms. The Compensation Committee’s decisions and actions concerning the 2000 Plan are final and conclusive. Within the limitations of the 2000 Plan and applicable laws and rules, the Compensation Committee may allocate or delegate its administrative responsibilities and powers under the 2000 Plan, and our Board of Directors is permitted to exercise all of the Compensation Committee’s powers under the 2000 Plan.

In addition to its other powers under the 2000 Plan described in this summary, the Compensation Committee has the following authorities and powers under the 2000 Plan in accordance with its terms:

•	to determine which eligible employees, officers, directors and/or consultants will receive options under the 2000 Plan and the number of shares of Common Stock covered by each such option;
•	to establish, amend, waive and rescind rules, regulations and guidelines for carrying out the 2000 Plan;
•
to establish, administer and waive terms, conditions, performance criteria, restrictions, or forfeiture provisions, or additional terms, under the 2000 Plan, or applicable to options granted under the 2000 Plan;

•	to accelerate the vesting or exercisability of options granted under the 2000 Plan;
•	to offer to buy out outstanding options granted under the 2000 Plan;
•	to determine the form and content of the option agreements which represent options granted under the 2000 Plan;
•	to interpret the 2000 Plan and option agreements;
•	to correct any errors, supply any omissions and reconcile any inconsistencies in the 2000 Plan and/or any option agreements; and
•	to take any actions necessary or advisable to operate and administer the 2000 Plan.

Currently, the Compensation Committee consists of Messrs. Gillen, Scott, and Bogomolny, each of whom is a director, but not an employee, of EMCORE.

Shares Subject to the 2000 Plan; Limitations on Grants of Options. If this proposal is approved by the shareholders, a total of 12,850,000 shares of Common Stock would be available for delivery upon exercise of options granted under the 2000 Plan, subject to adjustment for certain changes in our capital (described below under “Changes in Capital”). The shares of Common Stock that may be delivered under the 2000 Plan consist of either authorized and unissued shares (which will not be subject to preemptive rights) or previously issued shares that we have reacquired and hold as treasury shares. In addition, shares of Common Stock covered by options that terminate or are canceled before being exercised under the 2000 Plan or the 1995 Plan would be available for future options grants under the 2000 Plan. If any person exercises an option under the 2000 Plan or the 1995 Plan by paying the exercise price with shares of Common Stock which such person already owns, only the number of shares in excess of the shares so paid by such person will count against the total number of shares that may be delivered under the 2000 Plan. “Incentive Stock Options” (as described below under “Terms of Options—Types of Options”) covering no more than a total of 12,850,000 shares of Common Stock may be granted under the 2000 Plan.

No more than 600,000 shares of Common Stock (subject to adjustment for certain changes in our capital (described below under “Changes in Capital”)) may be subject to options granted under the 2000 Plan to a single recipient during a 12-month period.

Participation. The Compensation Committee may grant options under the 2000 Plan to our officers, employees, directors (including non-employee directors) and consultants, as well as those of our affiliates. Our affiliates, for purposes of the 2000 Plan, are generally entities in which we have, directly or indirectly, greater than 50 percent ownership interest, or which have a more than 50 percent direct or indirect ownership interest in us, or any other entity in which we have a material equity interest that the Compensation Committee designates as an affiliate for purposes of the 2000 Plan. Only employees of EMCORE and its subsidiaries (as defined in the 2000 Plan) are eligible to receive “incentive stock options” under the 2000 Plan, however.

All of our employees (currently approximately 750 in number), including all of our executive officers (5 in number, of whom 2 are also directors), are eligible to receive options under the 2000 Plan. The individuals to whom additional options will be granted under the 2000 Plan, and the amounts of such individual grants, have not been determined, but it is anticipated that, among others, all of our Named Executive Officers, will receive such additional options under the 2000 Plan. Options are granted on a discretionary basis as approved by the Compensation Committee.

TERMS OF OPTIONS.

Types of Options. Additional options to be granted under the 2000 Plan will be either “incentive stock options,” which are intended to receive special tax treatment under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), or options other than incentive stock options (referred to as “non-qualified options”), as determined by the Compensation Committee and stated in the applicable option agreement.

Option Price. The Compensation Committee determines the option exercise price of each option granted under the 2000 Plan at the time of grant. However, the per-share exercise price of an “incentive stock option” granted under the 2000 Plan must be at least equal to 100 percent of the fair market value of Common Stock (as defined in the 2000 Plan, as amended) on the date such incentive stock option is granted. On February 7, 2008, the fair market value of a share of Common Stock was $13.70.

Payment. The option exercise price of any options granted under the 2000 Plan may be paid in any legal manner prescribed by the Compensation Committee. The method of payment includes a “cashless exercise” program if the Compensation Committee elects to establish such a program, or use of shares of Common Stock already owned for at least six months by the person exercising an option, subject in any case to whatever conditions or limitations the Compensation Committee may prescribe. Any cash proceeds that we receive upon the exercise of options granted under the 2000 Plan constitute general funds of EMCORE.

Exercise of Options. The Compensation Committee determines, as set forth in the applicable option agreements, the times or conditions upon which options granted under the 2000 Plan may be exercised, and any events that will cause such options to terminate. Each option granted under the 2000 Plan will expire on or before ten years following the date such option was granted. In general, options granted under the 2000 Plan also terminate when the recipient’s service as a director, employee or consultant of EMCORE or its affiliates terminates; however, the Compensation Committee may permit an option that has not otherwise expired to be exercised after such a termination of service as to all or part of the shares covered by such option. A recipient may elect to defer until a later date delivery of shares otherwise deliverable upon exercise of such recipient’s option, if permitted by the Compensation Committee.

Transferability of Options. Options granted under the 2000 Plan are, in general, only exercisable during the lifetime of the recipient by him or her. A deceased recipient’s options are, however, transferable by will or the laws of descent and distribution or to a designated beneficiary of such recipient. The Compensation Committee may permit the recipient of a non-qualified option under the 2000 Plan to transfer such option during his or her lifetime, subject to such terms and conditions as the Compensation Committee may prescribe.

Changes in Capital. In order to preserve the benefits or potential benefits intended to be made available under the 2000 Plan or outstanding options, or as otherwise necessary, the Compensation Committee may, in its discretion, make appropriate adjustments in (a) the number, class and kind of shares available under the 2000 Plan, (b) the limit on the number of shares of Common Stock that can be subject to options granted to a single recipient during a 12-month period, and (c) the number, class, kind and price of shares under each outstanding option, in the event of changes in our outstanding common stock resulting from certain changes in our corporate structure or capitalization, such as the payment of a stock dividend, a stock split, a recapitalization, reorganization, merger or consolidation (whether or not EMCORE is the surviving corporation), a spin-off, liquidation or other substantial distribution of assets or the issuance of our stock for less than full consideration, or rights or convertible securities with respect to our stock.

In the event of a “change in control” of EMCORE (as defined in the 2000 Plan), all options then outstanding under the 2000 Plan will be accelerated and become immediately exercisable in full. The 2000 Plan gives the Compensation Committee discretion, in the event of such a change in control transaction, to substitute for shares of Common Stock subject to options outstanding under the 2000 Plan shares or other securities of the surviving or successor corporation, or another corporate party to the transaction, with approximately the same value, or to cash out outstanding options based upon the highest value of the consideration received for Common Stock in such transaction, or, if higher, the highest fair market value of Common Stock during the 30 business days immediately prior to the closing or expiration date of such transaction, reduced by the option exercise price of the options cashed out. The Compensation Committee may also provide that any options subject to any such acceleration, adjustment or conversion cannot be exercised after such a change in control transaction. If such a change in control transaction disqualifies an employee’s incentive stock options from favorable “incentive stock option” tax treatment under the Internal Revenue Code or results in the imposition of certain additional taxes on such an employee, we may, in the Compensation Committee’s discretion, make a cash payment that would leave such an employee in the same after-tax position that he or she would have been in had such disqualification not occurred, or to otherwise equalize such employee for such taxes.

Tax Withholding Obligations. Recipients who exercise their options under the 2000 Plan are required to pay, or make other satisfactory arrangements to pay, tax withholding obligations arising under applicable law with respect to such options. Such taxes must be paid in cash by a recipient, or, if the Compensation Committee permits, a recipient may elect to satisfy all or a part of such tax obligations by requesting that we withhold shares otherwise deliverable upon the exercise of his or her option and/or by tendering shares of Common Stock already owned by such recipient for at least six months. We may also, in accordance with applicable law, deduct any such taxes from amounts that are otherwise due to such a recipient.

Amendment and Termination of the 2000 Plan. Our Board of Directors may amend, alter, suspend or terminate the 2000 Plan. However, the Board of Directors will be required to obtain approval of the shareholders, if such approval is required by any applicable law (including requirements relating to incentive stock options) or rule, of any amendment of the 2000 Plan that would:

•
except in the event of certain changes in our capital (as described above under “Changes in Capital”), increase the number of shares of Common Stock that may be delivered under the 2000 Plan, or that may be subject to options granted to a single recipient in a 12-month period;

•	decrease the minimum option exercise price required by the 2000 Plan;
•	change the class of persons eligible to receive options under the 2000 Plan; or
•	extend the duration of the 2000 Plan or the exercise period of any options granted under the 2000 Plan.

Accordingly, a vote of the shareholders is required for the amendment to the 2000 Plan contemplated by this proposal.

The Compensation Committee may amend outstanding options. However, no such amendment or termination of the 2000 Plan or amendment of outstanding options may materially impair the previously accrued rights of any recipient of an option under the 2000 Plan without his or her written consent.

The 2000 Plan will terminate on February 16, 2010, unless the 2000 Plan is terminated earlier by our Board of Directors or due to delivery of all shares of Common Stock available under the 2000 Plan; however, any options outstanding when the 2000 Plan terminates will remain outstanding until such option terminates or expires.

Certain Federal Income Tax Consequences. The following is a brief summary of certain significant United States Federal income tax consequences, under the Internal Revenue Code, as in effect on the date of this summary, applicable to EMCORE and recipients of options under the 2000 Plan (who are referred to in this summary as “optionees”) in connection with the grant and exercise of options under the 2000 Plan. This summary is not intended to be exhaustive, and, among other things, does not describe state, local or foreign tax consequences, or the effect of gift, estate or inheritance taxes. References to “EMCORE” and “us” in this summary of tax consequences mean EMCORE Corporation or any affiliate of EMCORE Corporation that employs an optionee, as the case may be.

The grant of stock options under the 2000 Plan will not result in taxable income to optionees or an income tax deduction for us. However, the transfer of Common Stock to optionees upon exercise of their options may or may not give rise to taxable income to the optionees and tax deductions for us, depending upon whether the options are “incentive stock options” or non-qualified options.

The exercise of a non-qualified option generally results in immediate recognition of ordinary income by the optionee and a corresponding tax deduction for us in the amount by which the fair market value of the shares of Common Stock purchased, on the date of such exercise, exceeds the aggregate option price. Any appreciation or depreciation in the fair market value of such shares after the date of such exercise will generally result in a capital gain or loss to the optionee at the time he or she disposes of such shares.

In general, the exercise of an incentive stock option is exempt from income tax (although not from the alternative minimum tax) and does not result in a tax deduction for us at any time unless the optionee disposes of the common stock purchased thereby within two years of the date such incentive stock option was granted or one year of the date of such exercise (known as a “disqualifying disposition”). If these holding period requirements under the Internal

 Revenue Code are satisfied, and if the optionee has been an employee of us at all times from the date of grant of the incentive stock option to the day three months before such exercise (or twelve months in the case of termination of employment due to disability), then such optionee will recognize any gain or loss upon disposition of such shares as capital gain or loss. However, if the optionee makes a disqualifying disposition of any such shares, he or she will generally be obligated to report as ordinary income for the year in which such disposition occurs the excess, with certain adjustments, of the fair market value of the shares disposed of, on the date the incentive stock option was exercised, over the option price paid for such shares. We would be entitled to a tax deduction in the same amount so reported by such optionee. Any additional gain realized by such optionee on such a disqualifying disposition of such shares would be capital gain. If the total amount realized in a disqualifying disposition is less than the exercise price of the incentive stock option, the difference would be a capital loss for the optionee.

Under Section 162(m) of the Internal Revenue Code, we may be limited as to Federal income tax deductions to the extent that total annual compensation in excess of $1 million is paid to our Chief Executive Officer or any one of our other four highest paid executive officers who are employed by us on the last day of our taxable year. However, certain “performance-based compensation” the material terms of which are disclosed to and approved by our shareholders is not subject to this deduction limitation. We have structured the 2000 Plan with the intention that compensation resulting from options granted under the 2000 Plan will be qualified performance-based compensation and, assuming shareholder approval of the 2000 Plan, deductible without regard to the limitations otherwise imposed by Section 162(m) of the Internal Revenue Code.

Under certain circumstances, accelerated vesting or exercise of options under the 2000 Plan in connection with a “change in control” of EMCORE might be deemed an “excess parachute payment” for purposes of the golden parachute payment provisions of Section 280G of the Internal Revenue Code. To the extent it is so considered, the optionee would be subject to an excise tax equal to 20 percent of the amount of the excess parachute payment, and we would be denied a tax deduction for the excess parachute payment.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE INCREASE IN SHARES AVAILABLE UNDER THE 2000 STOCK OPTION PLAN IN ACCORDANCE WITH PROPOSAL IV.

GENERAL MATTERS

Annual Report on Form 10-K and Financial Statements

The Company’s 2007 Annual Report on Form 10-K is being mailed to the Company’s shareholders together with this Proxy Statement. Additional exhibits to the Form 10-K not included in this mailing will be furnished upon written request directed to the Company at 10420 Research Road, SE, Albuquerque, New Mexico 87123, Attention: Investor Relations. The Company’s 2007 Annual Report on Form 10-K (including exhibits thereto) and this Proxy Statement are also available on the Company’s website (www.emcore.com).

Shareholder Proposals

Shareholder proposals intended to be presented at the 2009 Annual Meeting of Shareholders, including nominations for the Company’s Board of Directors, must be received by the Company by [________], 2008. Proposals may be mailed to the Company, to the attention of Keith J. Kosco, Secretary, 10420 Research Road, SE, Albuquerque, New Mexico 87123. Proposals must comply with all applicable SEC rules.

Delivery of Documents to Shareholders Sharing an Address

The Company will deliver only one Annual Report and Proxy Statement to shareholders who share a single address unless we have received contrary instructions from any shareholder at the address. In that case, we will deliver promptly a separate copy of the Annual Report and/or Proxy Statement. For future deliveries, shareholders who share a single address can request a separate copy of the Company’s annual report and/or proxy statement. Similarly, if multiple copies of the annual report and proxy statement are being delivered to a single address, shareholders can request a single copy of the annual report and proxy statement for future deliveries. To make a request, please write to Keith J. Kosco, Secretary, EMCORE Corporation, 10420 Research Road, SE, Albuquerque, New Mexico 87123.

Other Matters

The Board of Directors knows of no other business which will be presented at the meeting. If, however, other matters are properly presented, the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their judgment on such matters.

By Order of the Board of Directors, /s/ Keith J. Kosco KEITH J. KOSCO SECRETARY

APPENDIX A

PROPOSED AMENDMENT TO THE RESTATED CERTFICATE OF INCORPORATION OF EMCORE CORPORATION

FOURTH:  The total number of shares of Capital Stock of the Corporation shall be 205,882,352 shares of which:

A. Of the Capital Stock, 200,000,000 shares shall consist of Common Stock which shall be entitled to one vote per share of all matters which holders of the Common Stock shall be entitled to vote on.

B. Of the Capital Stock, 5,882,352 shares shall consist of Preferred Stock which may be divided into such  classes and such series as shall be  established from  time to time by  resolutions  of the  Board of  Directors  and filed as an amendment to this Certificate of Incorporation,  without any requirement of vote or class vote of  shareholders.  The Board of Directors shall have the right and power to establish  and  designate in any such Class or Series  Resolution  such priorities, powers, preferences and relative,  participating,  optional or other special rights and  qualifications,  limitations  and  restrictions  as it shall determine.

APPENDIX B

EMCORE CORPORATION’S 2000 STOCK OPTION PLAN

 AMENDED AND RESTATED 2000 STOCK OPTION PLAN
Revised February 13, 2006

1. Purposes. The purposes of the EMCORE Corporation 2000 Stock Option Plan are to give officers and other employees, consultants and non-employee directors of the Company and its Affiliates an opportunity to acquire shares of Stock, to provide an incentive for such employees, consultants and directors to continue to promote the best interests of the Company and its Affiliates and enhance its long-term performance and to provide an incentive for such employees, consultants and directors to join or remain with the Company and its Affiliates. Toward these objectives, the Committee may grant Options to such employees, directors and consultants, all pursuant to the terms and conditions of the Plan.

2. Definitions. As used in the Plan, the following capitalized terms shall have the meanings set forth below:

(a) “Affiliate” - other than the Company, (i) any corporation or limited liability company in an unbroken chain of corporations or limited liability companies ending with the Company if each corporation or limited liability company owns stock or membership interests (as applicable) possessing more than fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations or limited liability companies in such chain; (ii) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is more than fifty percent (50%) controlled (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; or (iii) any other entity, approved by the Committee as an Affiliate under the Plan, in which the Company or any of its Affiliates has a material equity interest.

(b) “Agreement” - a written stock option award agreement evidencing an Option, as described in Section 3(e).

(c) “Award Limit” - 300,000 shares of Stock (as adjusted in accordance with Section 10).

(d) “Beneficial Ownership” - (including correlative terms) shall have the same meaning given such term in Rule 13d-3 promulgated under the Exchange Act.

(e) “Board” - the Board of Directors of the Company.

(f) “Change in Control” - the occurrence of any of the following:

(i) an acquisition in one transaction or a series of related transactions (other than directly from the Company or pursuant to Options granted under the Plan or other similar awards granted by the Company) of any Voting Securities by any Person, immediately after which such

Person has Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred pursuant to this Section 2(f), Voting Securities which are acquired in a Non-Control Acquisition shall not constitute an acquisition that would cause a Change in Control;

(ii) the individuals who, immediately prior to the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election, by the Company’s common stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii) the consummation of:

(A) a merger, consolidation or reorganization involving the Company unless:

(1) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

(2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation, or a corporation Beneficially Owning, directly or indirectly, a majority of the voting securities of the Surviving Corporation, and

(3) no Person, other than (i) the Company, (ii) any Related Entity (as defined in Section 2(p)), (iii) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation or reorganization, was maintained by the Company, the Surviving Corporation, or any Related Entity or (iv) any Person who, together with its Affiliates, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of fifty percent (50%) or more of the then outstanding Voting Securities, owns, together with its Affiliates, Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities (a transaction described in clauses (1) through (3) above is referred to herein as a “Non-Control Transaction”);

(B) a complete liquidation or dissolution of the Company; or

(C) an agreement for the sale or other disposition of all or substantially all of the assets or business of the Company to any Person (other than a transfer to a Related Entity or the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and (1) before such share acquisition by the Company the Subject Person becomes the Beneficial Owner of any new or additional Voting Securities in a related transaction or (2) after such share acquisition by the Company the Subject Person becomes the Beneficial Owner of any new or additional Voting Securities which in either case increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall be deemed to occur. Solely for purposes of this Section 2(f), (x) “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person; (y) any “Relative” (for this purpose, “Relative” means a spouse, child, parent, parent of spouse, sibling or grandchild) of an individual shall be deemed to be an Affiliate of such individual for this purpose; and (z) neither the Company nor any Person controlled by the Company shall be deemed to be an Affiliate of any holder of Common Stock.

(g) “Code” - the Internal Revenue Code of 1986, as it may be amended from time to time, including regulations and rules thereunder and successor provisions and regulations and rules thereto.

(h) “Committee” - the Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan.

(i) “Company” - EMCORE Corporation, a New Jersey corporation, or any successor entity.

(j) “Disqualified Option” - the meaning given such term in Section 10(d).

(k) “Disqualifying Disposition” - the meaning given such term in Section 10(d).

(l) “Effective Date” - the date on which the Plan is effective, as determined pursuant to Section 15.

(m) “Exchange Act” - the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(n) “Fair Market Value” - of a share of Stock as of a given date shall be: (i) if the Stock is listed or admitted to trading on an established stock exchange (including, for this purpose, the Nasdaq National Market), the mean of the highest and lowest sale prices for a share of Stock on the composite tape or in Nasdaq National Market trading as reported in The Wall Street Journal (or, if not so reported, such other nationally recognized reporting source as the Committee shall select) for such date, or, if no such prices are reported for such date, the most recent day for which such prices are available shall be used; (ii) if the Stock is not then listed or admitted to trading on such a stock exchange, the mean of the closing representative bid and asked prices for the Stock on such date as reported by the Nasdaq Small Cap Market or, if not so reported, by the OTC Bulletin Board (or any successor or similar quotation system regularly reporting the market value of the Stock in the over-the-counter market), or, if no such prices are reported for such date, the most recent day for which such prices are available shall be used; or (iii) in the event neither of the valuation methods provided for in clauses (i) and (ii) above are practicable, the fair market value of a share of Stock determined by such other reasonable valuation method as the Committee shall, in its discretion, select and apply in good faith as of the given date; provided, however, that for purposes of paragraphs (a) and (h) of Section 6, such fair market value shall be determined subject to Section 422(c)(7) of the Code.

(o) “ISO” or “Incentive Stock Option” - a right to purchase Stock granted to an Optionee under the Plan in accordance with the terms and conditions set forth in Section 6 and which conforms to the applicable provisions of Section 422 of the Code.

(p) “Non-Control Acquisition” - an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (a “Related Entity”), (ii) the Company or any Related Entity, (iii) any of Thomas Russell, The AER Trust 1997, Robert Louis-Dreyfus, Gallium Enterprises, Inc. and Reuben Richards or (iv) any Person in connection with a Non-Control Transaction.

(q) “Notice” - written notice actually received by the Company at its executive offices on the day of such receipt, if received on or before 1:30 p.m., on a day when the Company’s executive offices are open for business, or, if received after such time, such notice shall be deemed received on the next such day, which notice may be delivered in person to the Company’s Secretary or sent by facsimile to the Company at (732) 271-9686, or sent by certified or registered mail or overnight courier, prepaid, addressed to the Company at 394 Elizabeth Avenue, Somerset, New Jersey 08873, Attention: Secretary.

(r) “Option” - a right to purchase Stock granted to an Optionee under the Plan in accordance with the terms and conditions set forth in Section 6. Options may be either ISOs or stock options other than ISOs.

(s) “Optionee” - an individual who is eligible, pursuant to Section 5, and who has been selected, pursuant to Section 3(c), to participate in the Plan, and who holds an outstanding Option granted to such individual under the Plan in accordance with the terms and conditions set forth in Section 6.

(t) “Person” - “person” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act, including, without limitation, any individual, corporation, limited liability company, partnership, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity or any group of Persons.

(u) “Plan” - this EMCORE Corporation 2000 Stock Option Plan.

(v) “Predecessor Plan” - the Company’s 1995 Incentive and Non-Statutory Stock Option Plan.

(w) “Securities Act” - the Securities Act of 1933, as it may be amended from time to time, including the regulations and rules promulgated thereunder and successor provisions and regulations and rules thereto.

(x) “Stock” - the common stock of the Company, without par value.

(y) “Subsidiary” - any present or future corporation which is or would be a “subsidiary corporation” of the Company as the term is defined in Section 424(f) of the Code.

(z) “Voting Securities” - all the outstanding voting securities of the Company entitled to vote generally in the election of the Board.

3. Administration of the Plan. (a) The Committee shall have exclusive authority to operate, manage and administer the Plan in accordance with its terms and conditions. Notwithstanding the foregoing, in its absolute discretion, the Board may at any time and from time to time exercise any and all rights, duties and responsibilities of the Committee under the Plan, including, but not limited to, establishing procedures to be followed by the Committee, but excluding matters which under any applicable law, regulation or rule, including, without limitation, any exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3, or any successor rule, as the same may be amended from time to time) or Section 162(m) of the Code, are required to be determined in the sole discretion of the Committee. If and to the extent that no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board.

(b) The Committee shall be appointed from time to time by the Board, and the Committee shall consist of not less than three members of the Board. Appointment of Committee members shall be effective upon their acceptance of such appointment. Committee members may be removed by the Board at any time either with or without cause, and such members may resign at any time by delivering notice thereof to the Board. Any vacancy on the Committee, whether due to action of the Board or any other reason, shall be filled by the Board.

(c) The Committee shall have full authority to grant, pursuant to the terms of the Plan, Options to those individuals who are eligible to receive Options under the Plan. In particular, the Committee shall have discretionary authority, in accordance with the terms of the Plan, to: determine eligibility for participation in the Plan; select, from time to time, from among those eligible, the employees, directors and consultants to whom Options shall be granted under the Plan, which selection may be based upon information furnished to the Committee by the Company’s or an Affiliate’s management; determine whether an Option shall take the form of an ISO or an Option other than an ISO; determine the number of shares of Stock to be included in any Option and the periods for which Options will be outstanding; establish and administer any terms, conditions, performance criteria, restrictions, limitations, forfeiture, vesting or exercise schedule, and other provisions of or relating to any Option; grant waivers of terms, conditions, restrictions and limitations under the Plan or applicable to any Option, or accelerate the vesting or exercisability of any Option; amend or adjust the terms and conditions of any outstanding Option and/or adjust the number and/or class of shares of Stock subject to any outstanding Option; at any time and from time to time after the granting of an Option, specify such additional terms, conditions and restrictions with respect to any such Option as may be deemed necessary or appropriate to ensure compliance with any and all applicable laws or rules, including, but not limited to, terms, restrictions and conditions for compliance with applicable securities laws, regarding an Optionee’s exercise of Options by tendering shares of Stock or under any “cashless exercise” program established by the Committee, and methods of withholding or providing for the payment of required taxes; and, to the extent permitted under the applicable Agreement, permit the transfer of an Option or the exercise of an Option by one other than the Optionee who received the grant of such Option (other than any such a transfer or exercise which would cause any ISO to fail to qualify as an “incentive stock option” under Section 422 of the Code).

(d) The Committee shall have all authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the foregoing sentence or Section 3(a), and in addition to the powers otherwise expressly designated to the Committee in the Plan, the Committee shall have the exclusive right and discretionary authority to interpret the Plan and the Agreements; construe any ambiguous provision of the Plan and/or the Agreements and decide all questions concerning eligibility for and the amount of Options granted under the Plan. The Committee may establish, amend, waive and/or rescind rules and regulations and administrative guidelines for carrying out the Plan and may correct any errors, supply any omissions or reconcile any inconsistencies in the Plan and/or any Agreement or any other instrument relating to any Options. The Committee shall have the authority to adopt such procedures and subplans and grant Options on such terms and conditions as the Committee determines necessary or appropriate to permit participation in the Plan by individuals otherwise eligible to so participate who are foreign nationals or employed outside of the United States, or otherwise to conform to applicable requirements or practices of jurisdictions outside of the United States; and take any and all such other actions it deems necessary or advisable for the proper operation and/or administration of the Plan. The Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan. Decisions and actions by the Committee with respect to the Plan and any Agreement shall be final, conclusive and binding on all persons having or claiming to have any right or interest in or under the Plan and/or any Agreement.

(e) Each Option shall be evidenced by an Agreement, which shall be executed by the Company and the Optionee to whom such Option has been granted, unless the Agreement provides otherwise; two or more Options granted to a single Optionee may, however, be combined in a single Agreement. An Agreement shall not be a precondition to the granting of an Option; no person shall have any rights under any Option, however, unless and until the Optionee to whom the Option shall have been granted (i) shall have executed and delivered to the Company an Agreement or other instrument evidencing the Option, unless such Agreement provides otherwise, and (ii) has otherwise complied with the applicable terms and conditions of the Option. The Committee shall prescribe the form of all Agreements, and, subject to the terms and conditions of the Plan, shall determine the content of all Agreements. Any Agreement may be supplemented or amended in writing from time to time as approved by the Committee; provided that the terms and conditions of any such Agreement as supplemented or amended are not inconsistent with the provisions of the Plan.

(f) A majority of the members of the entire Committee shall constitute a quorum and the actions of a majority of the members of the Committee in attendance at a meeting at which a quorum is present, or actions by a written instrument signed by all members of the Committee, shall be the actions of the Committee.

(g) The Committee may consult with counsel who may be counsel to the Company. The Committee may, with the approval of the Board, employ such other attorneys and/or consultants, accountants, appraisers, brokers and other persons as it deems necessary or appropriate. In accordance with Section 12, the Committee shall not incur any liability for any action taken in good faith in reliance upon the advice of such counsel or other persons.

(h) In serving on the Committee, the members thereof shall be entitled to indemnification as directors of the Company, and to any limitation of liability and reimbursement as directors with respect to their services as members of the Committee.

(i) Except to the extent prohibited by applicable law, including, without limitation, the requirements applicable under Section 162(m) of the Code to any Option intended to be “qualified performance-based compensation,” or the requirements for any Option granted to an officer or director to be covered by any exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3, or any successor rule, as the same may be amended from time to time), or the applicable rules of a stock exchange, the Committee may, in its discretion, allocate all or any portion of its responsibilities and powers under this Section 3 to any one or more of its members and/or delegate all or any part of its responsibilities and powers under this Section 3 to any person or persons selected by it; provided, however, that the Committee may not delegate its authority to correct errors, omissions or inconsistencies in the Plan. Any such authority delegated or allocated by the Committee under this paragraph (i) of Section 3 shall be exercised in accordance with the terms and conditions of the Plan and any rules, regulations or administrative guidelines that may from time to time be established by the Committee, and any such allocation or delegation may be revoked by the Committee at any time.

4. Shares of Stock Subject to the Plan. (a) The shares of stock subject to Options granted under the Plan shall be shares of Stock. Such shares of Stock subject to the Plan may be either authorized and unissued shares (which will not be subject to preemptive rights) or previously issued shares acquired by the Company or any Subsidiary. The total number of shares of Stock that may be delivered pursuant to Options granted under the Plan is 9,350,000, plus any shares of Stock subject to a stock option granted under the Predecessor Plan which for any reason expires or is terminated or canceled without having been fully exercised by delivery of shares of Stock; provided, however, that the total number of shares of Stock that may be delivered pursuant to Incentive Stock Options under the Plan is 9,350,000, without application of paragraph (d) of this Section 4.

(b) Notwithstanding any of the foregoing limitations set forth in this Section 4, the numbers of shares of Stock specified in this Section 4 shall be adjusted as provided in Section 10.

(c) Any shares of Stock subject to an Option which for any reason expires or is terminated or canceled without having been fully exercised by delivery of shares of Stock may again be granted pursuant to an Option under the Plan, subject to the limitations of this Section 4.

(d) If the option exercise price of an Option granted under the Plan or a stock option granted under the Predecessor Plan is paid by tendering to the Company shares of Stock already owned by the holder of such option (or such holder and his or her spouse jointly), only the number of shares of Stock issued net of the shares of Stock so tendered shall be deemed delivered for purposes of determining the total number of shares of Stock that may be delivered under the Plan.

(e) Any shares of Stock delivered under the Plan in assumption or substitution of outstanding stock options, or obligations to grant future stock options, under plans or arrangements of an entity other than the Company or an Affiliate in connection with the Company or an Affiliate acquiring such another entity, or an interest in such an entity, or a transaction otherwise described in Section 6(j), shall not reduce the maximum number of shares of Stock available for delivery under the Plan.

5. Eligibility. Executive employees and other employees, including officers, of the Company and the Affiliates, directors (whether or not also employees), and consultants of the Company and the Affiliates, shall be eligible to become Optionees and receive Options in accordance with the terms and conditions of the Plan, subject to the limitations on the granting of ISOs set forth in Section 6(h).

6. Terms and Conditions of Stock Options. All Options to purchase Stock granted under the Plan shall be either ISOs or Options other than ISOs. To the extent that any Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Option, or the portion thereof which does not so qualify, shall constitute a separate Option other than an Incentive Stock Option. Each Option shall be subject to all the applicable provisions of the Plan, including the following terms and conditions, and to such other terms and conditions not inconsistent therewith as the Committee shall determine and which are set forth in the applicable Agreement. Options need not be uniform as to all grants and recipients thereof.

(a) The option exercise price per share of shares of Stock subject to each Option shall be determined by the Committee and stated in the Agreement; provided, however, that, subject to paragraph (h)(iii) and/or (j) of this Section 6, if applicable, such price applicable to any ISO shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Stock at the time that the Option is granted.

(b) Each Option shall be exercisable in whole or in such installments, at such times and under such conditions as may be determined by the Committee, in its discretion in accordance with the Plan, and stated in the Agreement, and, in any event, over a period of time ending not later than ten (10) years from the date such Option was granted, subject to paragraph (h)(iii) of this Section 6.

(c) An Option shall not be exercisable with respect to a fractional share of Stock or the lesser of one hundred (100) shares and the full number of shares of Stock then subject to the Option. No fractional shares of Stock shall be issued upon the exercise of an Option.

(d) Each Option may be exercised by giving Notice to the Company specifying the number of shares of Stock to be purchased, which shall be accompanied by payment in full including applicable taxes, if any, in accordance with Section 9. Payment shall be in any manner permitted by applicable law and prescribed by the Committee, in its discretion, and set forth in the Agreement, including, in the Committee’s discretion, and subject to such terms, conditions and limitations as the Committee may prescribe, payment in accordance with a “cashless exercise” arrangement established by the Committee and/or in Stock owned by the Optionee or by the Optionee and his or her spouse jointly and acquired more than six (6) months prior to such tender.

(e) No Optionee or other person shall become the beneficial owner of any shares of Stock subject to an Option, nor have any rights to dividends or other rights of a shareholder with respect to any such shares until he or she has exercised his or her Option in accordance with the provisions of the Plan and the applicable Agreement.

(f) An Option may be exercised only if at all times during the period beginning with the date of the granting of the Option and ending on the date of such exercise, the Optionee was an employee, director or consultant of the Company or an Affiliate, as applicable. Notwithstanding the preceding sentence, the Committee may determine in its discretion that an Option may be exercised prior to expiration of such Option following termination of such continuous employment, directorship or consultancy, whether or not exercisable at the time of such termination, to the extent provided in the applicable Agreement.

(g) Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options granted under the Plan, or accept the surrender of outstanding Options (up to the extent not theretofore exercised) and authorize the granting of new Options in substitution therefor (to the extent not theretofore exercised).

(h) (i) Each Agreement relating to an Option shall state whether such Option will or will not be treated as an ISO. No ISO shall be granted unless such Option, when granted, qualifies as an “incentive stock option” under Section 422 of the Code. No ISO shall be granted to any individual otherwise eligible to participate in the Plan who is not an employee of the Company or a Subsidiary on the date of granting of such Option. Any ISO granted under the Plan shall contain such terms and conditions, consistent with the Plan, as the Committee may determine to be necessary to qualify such Option as an “incentive stock option” under Section 422 of the Code. Any ISO granted under the Plan may be modified by the Committee to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code.

(ii) Notwithstanding any intent to grant ISOs, an Option granted under the Plan will not be considered an ISO to the extent that it, together with any other “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to subsection (d) of such Section) under the Plan and any other “incentive stock option” plans of the Company, any Subsidiary and any “parent corporation” of the Company within the meaning of Section 424(e) of the Code, are exercisable for the first time by any Optionee during any calendar year with respect to Stock having an aggregate Fair Market Value in excess of $100,000 (or such other limit as may be required by the Code) as of the time the Option with respect to such Stock is granted. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted.

(iii) No ISO shall be granted to an individual otherwise eligible to participate in the Plan who owns (within the meaning of Section 424(d) of the Code), at the time the Option is granted, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Subsidiary or any “parent corporation” of the Company within the meaning of Section 424(e) of the Code. This restriction does not apply if at the time such ISO is granted the Option exercise price per share of Stock subject to the Option is at least 110% of the Fair Market Value of a share of Stock on the date such ISO is granted, and the ISO by its terms is not exercisable after the expiration of five years from such date of grant.

(i) An Option and any shares of Stock received upon the exercise of an Option shall be subject to such other transfer and/or ownership restrictions and/or legending requirements as the Committee may establish in its discretion and which are specified in the Agreement and may be referred to on the certificates evidencing such shares of Stock. The Committee may require an Optionee to give prompt Notice to the Company concerning any disposition of shares of Stock received upon the exercise of an ISO within: (i) two (2) years from the date of granting such ISO to such Optionee or (ii) one (1) year from the transfer of such shares of Stock to such Optionee or (iii) such other period as the Committee may from time to time determine. The Committee may direct that an Optionee with respect to an ISO undertake in the applicable Agreement to give such Notice described in the preceding sentence, at such time and containing such information as the Committee may prescribe, and/or that the certificates evidencing shares of Stock acquired by exercise of an ISO refer to such requirement to give such Notice.

(j) In the event that a transaction described in Section 424(a) of the Code involving the Company or a Subsidiary is consummated, such as the acquisition of property or stock from an unrelated corporation, individuals who become eligible to participate in the Plan in connection with such transaction, as determined by the Committee, may be granted Options in substitution for stock options granted by another corporation that is a party to such transaction. If such substitute Options are granted, the Committee, in its discretion and consistent with Section 424(a) of the Code, if applicable, and the terms of the Plan, though notwithstanding paragraph (a) of this Section 6, shall determine the option exercise price and other terms and conditions of such substitute Options.

(k) Notwithstanding any other provision contained in the Plan to the contrary, the maximum number of shares of Stock which may be subject to Options granted under the Plan to any Optionee in any twelve (12) month period shall not exceed the Award Limit. To the extent required by Section 162(m) of the Code, shares of Stock subject to Options which are canceled shall continue to be counted against the Award Limit and if, after the grant of an Option, the price of shares subject to such Option is reduced and the transaction is treated as a cancellation of the Option and a grant of a new Option, both the Option deemed to be canceled and the Option deemed to be granted shall be counted against the Award Limit.

7. Transfer, Leave of Absence. A transfer of an employee from the Company to an Affiliate (or, for purposes of any ISO granted under the Plan, a Subsidiary), or vice versa, or from one Affiliate to another (or in the case of an ISO, from one Subsidiary to another), and a leave of absence, duly authorized in writing by the Company or a Subsidiary or Affiliate, shall not be deemed a termination of employment of the employee for purposes of the Plan or with respect to any Option (in the case of ISOs, to the extent permitted by the Code).

8. Rights of Employees and Other Persons. (a) No person shall have any rights or claims under the Plan except in accordance with the provisions of the Plan and the applicable Agreement.

(b) Nothing contained in the Plan or in any Agreement shall be deemed to (i) give any employee or director the right to be retained in the service of the Company or any Affiliate nor restrict in any way the right of the Company or any Affiliate to terminate any employee’s employment or any director’s directorship at any time with or without cause or (ii) confer on any consultant any right of continued relationship with the Company or any Affiliate, or alter any relationship between them, including any right of the Company or an Affiliate to terminate its relationship with such consultant.

(c) The adoption of the Plan shall not be deemed to give any employee of the Company or any Affiliate or any other person any right to be selected to participate in the Plan or to be granted an Option.

(d) Nothing contained in the Plan or in any Agreement shall be deemed to give any employee the right to receive any bonus, whether payable in cash or in Stock, or in any combination thereof, from the Company or any Affiliate, nor be construed as limiting in any way the right of the Company or any Affiliate to determine, in its sole discretion, whether or not it shall pay any employee bonuses, and, if so paid, the amount thereof and the manner of such payment.

9. Tax Withholding Obligations. (a) The Company and/or any Affiliate are authorized to take whatever actions are necessary and proper to satisfy all obligations of Optionees (including, for purposes of this Section 9, any other person entitled to exercise an Option pursuant to the Plan or an Agreement) for the payment of all Federal, state, local and foreign taxes in connection with any Options (including, but not limited to, actions pursuant to the following paragraph (b) of this Section 9).

(b) Each Optionee shall (and in no event shall Stock be delivered to such Optionee with respect to an Option until), no later than the date as of which the value of the Option first becomes includible in the gross income of the Optionee for income tax purposes, pay to the Company in cash, or make arrangements satisfactory to the Company, as determined in the Committee’s discretion, regarding payment to the Company of, any taxes of any kind required by law to be withheld with respect to the Stock or other property subject to such Option, and the Company and any Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Optionee. Notwithstanding the above, the Committee may, in its discretion and pursuant to procedures approved by the Committee, permit the Optionee to (i) elect withholding by the Company of Stock otherwise deliverable to such Optionee pursuant to his or her Option (provided, however, that the amount of any Stock so withheld shall not exceed the amount necessary to satisfy required Federal, state, local and foreign withholding obligations using the minimum statutory rate) and/or (ii) tender to the Company Stock owned by such Optionee (or by such Optionee and his or her spouse jointly) and acquired more than six (6) months prior to such tender in full or partial satisfaction of such tax obligations, based, in each case, on the Fair Market Value of the Stock on the payment date as determined by the Committee.

10. Changes in Capital. (a) The existence of the Plan and any Options granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company or an Affiliate, any issue of debt, preferred or prior preference stock ahead of or affecting Stock, the authorization or issuance of additional shares of Stock, the dissolution or liquidation of the Company or its Affiliates, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.

(b)(i) Upon changes in the outstanding Stock by reason of a stock dividend, stock split, reverse stock split, subdivision, recapitalization, reclassification, merger, consolidation (whether or not the Company is a surviving corporation), combination or exchange of shares of Stock, separation, or reorganization, or in the event of an extraordinary dividend, “spin-off,” liquidation, other substantial distribution of assets of the Company or acquisition of property or stock or other change in capital of the Company, or the issuance by the Company of shares of its capital stock without receipt of full consideration therefor, or rights or securities exercisable, convertible or exchangeable for shares of such capital stock, or any similar change affecting the Company’s capital structure, the aggregate number, class and kind of shares of stock available under the Plan as to which Options may be granted, the Award Limit, and the number, class and kind of shares under each outstanding Option and the exercise price per share applicable to any such Options shall be appropriately adjusted by the Committee in its discretion to preserve the benefits or potential benefits intended to be made available under the Plan or with respect to any outstanding Options or otherwise necessary to reflect any such change.

(ii) Fractional shares of Stock resulting from any adjustment in Options pursuant to Section 10(b)(i) shall be aggregated until, and eliminated at, the time of exercise of the affected Options. Notice of any adjustment shall be given by the Committee to each Optionee whose Option has been adjusted and such adjustment (whether or not such Notice is given) shall be effective and binding for all purposes of the Plan.

(c) In the event of a Change in Control:

(i) Immediately prior thereto, all outstanding Options shall be accelerated and become immediately exercisable as to all of the shares of Stock covered thereby, notwithstanding anything to the contrary in the Plan or the Agreement.

(ii) In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Agreement applicable to any Option or by resolution adopted prior to the occurrence of the Change in Control, that any outstanding Option shall be adjusted by substituting for Stock subject to such Option stock or other securities of the surviving corporation or any successor corporation to the Company, or a parent or subsidiary thereof, or that may be issuable by another corporation that is a party to the transaction resulting in the Change in Control, whether or not such stock or other securities are publicly traded, in which event the aggregate exercise price shall remain the same and the amount of shares or other securities subject to the Option shall be the amount of shares or other securities which could have been purchased on the closing date or expiration date of such transaction with the proceeds which would have been received by the Optionee if the Option had been exercised in full (or with respect to a portion of such Option, as determined by the Committee, in its discretion) prior to such transaction or expiration date and the Optionee exchanged all of such shares in the transaction.

(iii) In its discretion, and on such terms and conditions as it deems appropriate, the Committee may provide, either by the terms of the Agreement applicable to any Option or by resolution adopted prior to the occurrence of the Change in Control, that any outstanding Option shall be converted into a right to receive cash on or following the closing date or expiration date of the transaction resulting in the Change in Control in an amount equal to the highest value of the consideration to be received in connection with such transaction for one share of Stock, or, if higher, the highest Fair Market Value of the Stock during the thirty (30) consecutive business days immediately prior to the closing date or expiration date of such transaction, less the per share exercise price of such Option, multiplied by the number of shares of Stock subject to such Option, or a portion thereof.

(iv) The Committee may, in its discretion, provide that an Option cannot be exercised after such a Change in Control, to the extent that such Option is or becomes fully exercisable on or before such Change in Control or is subject to any acceleration, adjustment or conversion in accordance with the foregoing paragraphs (i), (ii) or (iii) of this Section 10.

No Optionee shall have any right to prevent the consummation of any of the foregoing acts affecting the number of shares of Stock available to such Optionee. Any actions or determinations of the Committee under this subsection 10(c) need not be uniform as to all outstanding Options, nor treat all Optionees identically. Notwithstanding the foregoing adjustments, in no event may any Option be exercised after ten (10) years from the date it was originally granted, and any changes to ISOs pursuant to this Section 10 shall, unless the Committee determines otherwise, only be effective to the extent such adjustments or changes do not cause a “modification” (within the meaning of Section 424(h)(3) of the Code) of such ISOs or adversely affect the tax status of such ISOs.

(d) If, as a result of a Change in Control transaction, an ISO fails to qualify as an “incentive stock option,” within the meaning of Section 422 of the Code, either because of the failure of the Optionee to meet the holding period requirements of Code Section 422(a)(1) (a “Disqualifying Disposition”) or the exercisability of such Option is accelerated pursuant to Section 10(c)(i), or any similar provision of the applicable Agreement, in connection with such Change in Control and such acceleration causes the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Stock with respect to which such Option, together with any other “incentive stock options,” as provided in Section 6(h)(ii), are exercisable for the first time by such Optionee during the calendar year in which such accelerated exercisability occurs to exceed the limitations set forth in Section 6(h)(ii) (a “Disqualified Option”); or any other exercise, payment, acceleration, adjustment or conversion of an Option in connection with a Change in Control transaction results in any additional taxes imposed on an Optionee, then the Company may, in the discretion of the Committee, make a cash payment to or on behalf of the Optionee who holds any such Option equal to the amount that will, after taking into account all taxes imposed on the Disqualifying Disposition or other exercise, payment, acceleration, adjustment or conversion of the Option, as the case may be, and the receipt of such payment, leave such Optionee in the same after-tax position the Optionee would have been in had the Code Section 422(a)(1) holding period requirements been met at the time of the Disqualifying Disposition or had the Disqualified Option continued to qualify as an “incentive stock option,” within the meaning of Code Section 422 on the date of such exercise or otherwise equalize the Optionee for any such taxes; provided, however, that the amount, timing and recipients of any such payment or payments shall be subject to such terms, conditions and limitations as the Committee shall, in its discretion, determine. Without limiting the generality of the proviso contained in the immediately preceding sentence, in determining the amount of any such payment or payments referred to therein, the Committee may adopt such methods and assumptions as it considers appropriate, and the Committee shall not be required to examine or take into account the individual tax liability of any Optionee.

11. Prohibition on Repricing and Reload Grants. Other than in connection with a change in the Company’s capitalization (e.g., stock splits, recapitalizations, etc., as described in Section 10 of the Plan), without stockholder approval (i) the exercise price of an Option may not be reduced, (ii) no Option may be amended or cancelled for the purpose of repricing, replacing or regranting such Option with an exercise price that is less than the original exercise price of such Option, and (iii) the Committee shall not offer to buy out an Option previously granted for cash or other consideration.

12. Miscellaneous Provisions. (a) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of shares of Stock or the payment of cash upon exercise or payment of any Option. Proceeds from the sale of shares of Stock pursuant to Options granted under the Plan shall constitute general funds of the Company.

(b) Except as otherwise provided in this paragraph (b) of Section 12 or by the Committee, an Option by its terms shall be personal and may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated otherwise than by will or by the laws of descent and distribution and shall be exercisable during the lifetime of an Optionee only by him or her. An Agreement may permit the exercise or payment of an Optionee’s Option (or any portion thereof) after his or her death by or to the beneficiary most recently named by such Optionee in a written designation thereof filed with the Company, or, in lieu of any such surviving beneficiary, as designated by the Optionee by will or by the laws of descent and distribution. In the event any Option is exercised by the executors, administrators, heirs or distributees of the estate of a deceased Optionee, or such an Optionee’s beneficiary, or the transferee of an Option, in any such case pursuant to the terms and conditions of the Plan and the applicable Agreement and in accordance with such terms and conditions as may be specified from time to time by the Committee, the Company shall be under no obligation to issue Stock thereunder unless and until the Committee is satisfied that the person or persons exercising such Option is the duly appointed legal representative of the deceased Optionee’s estate or the proper legatee or distributee thereof or the named beneficiary of such Optionee, or the valid transferee of such Option, as applicable.

(c) (i) If at any time the Committee shall determine, in its discretion, that the listing, registration and/or qualification of shares of Stock upon any securities exchange or under any state, Federal or foreign law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale or purchase of shares of Stock hereunder, no Option may be granted, exercised or paid in whole or in part unless and until such listing, registration, qualification, consent and/or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Committee.

(ii) If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Stock pursuant to an Option is or may be in the circumstances unlawful or result in the imposition of excise taxes on the Company or any Affiliate under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act, or otherwise with respect to shares of Stock or Options and the right to exercise any Option shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company or any Affiliate.

(iii) Upon termination of any period of suspension under this Section 12(c), any Option affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to the shares which would otherwise have become available during the period of such suspension, but no suspension shall extend the term of any Option.

(d) The Committee may require each person receiving Stock in connection with any Option under the Plan to represent and agree with the Company in writing that such person is acquiring the shares of Stock for investment without a view to the distribution thereof. The Committee, in its absolute discretion, may impose such restrictions on the ownership and transferability of the shares of Stock purchasable or otherwise receivable by any person under any Option as it deems appropriate. Any such restrictions shall be set forth in the applicable Agreement, and the certificates evidencing such shares may include any legend that the Committee deems appropriate to reflect any such restrictions.

(e) By accepting any benefit under the Plan, each Optionee and each person claiming under or through such Optionee shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Committee, the Company or the Board, in any case in accordance with the terms and conditions of the Plan.

(f) In the discretion of the Committee, an Optionee may elect irrevocably (at a time and in a manner determined by the Committee) prior to exercising an Option that delivery of shares of Stock upon such exercise shall be deferred until a future date and/or the occurrence of a future event or events, specified in such election. Upon the exercise of any such Option and until the delivery of any deferred shares, the number of shares otherwise issuable to the Optionee shall be credited to a memorandum account in the records of the Company or its designee and any dividends or other distributions payable on such shares shall be deemed reinvested in additional shares of Stock, in a manner determined by the Committee, until all shares of Stock credited to such Optionee’s memorandum account shall become issuable pursuant to the Optionee’s election.

(g) The Committee may, in its discretion, extend one or more loans to Optionees who are directors, key employees or consultants of the Company or an Affiliate in connection with the exercise or receipt of an Option granted to any such individual. The terms and conditions of any such loan shall be established by the Committee.

(h) Except with respect to Incentive Stock Options granted under the Predecessor Plan (within the meaning of the Predecessor Plan) and outstanding on the Effective Date, subject to approval of the Plan by the Company’s shareholders, in accordance with Section 15, the provisions of the Plan shall apply to and govern all stock options granted under the Predecessor Plan and, unless otherwise determined by the Committee, such stock options granted under the Predecessor Plan shall be deemed to be amended to provide any additional rights applicable to Options hereunder, subject to the right of any affected participant in the Predecessor Plan to refuse to consent to such amendment pursuant to the terms and conditions of the Predecessor Plan and the applicable option or award agreement between the Company and such participant.

(i) Neither the adoption of the Plan nor anything contained herein shall affect any other compensation or incentive plans or arrangements of the Company or any Affiliate (other than the Predecessor Plan, as provided in paragraph (h) of this Section 12), or prevent or limit the right of the Company or any Affiliate to establish any other forms of incentives or compensation for their directors, employees or consultants or grant or assume options or other rights otherwise than under the Plan.

(j) The Plan shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to such state’s conflict of law provisions, and, in any event, except as superseded by applicable Federal law.

(k) The words “Section,” “subsection” and “paragraph” herein shall refer to provisions of the Plan, unless expressly indicated otherwise. Wherever any words are used in the Plan or any Agreement in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

(l) The Company shall bear all costs and expenses incurred in administering the Plan, including expenses of issuing Stock pursuant to any Options granted hereunder.

13. Limits of Liability. (a) Any liability of the Company or an Affiliate to any Optionee with respect to any Option shall be based solely upon contractual obligations created by the Plan and the Agreement.

(b) None of the Company, any Affiliate, any member of the Committee or the Board or any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability, in the absence of bad faith, to any party for any action taken or not taken in connection with the Plan, except as may expressly be provided by statute.

14. Limitations Applicable to Certain Options Subject to Exchange Act Section 16 and Code Section 162(m). Unless stated otherwise in the Agreement, notwithstanding any other provision of the Plan, any Option granted to an officer or director of the Company who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3, or any successor rule, as the same may be amended from time to time) that are requirements for the application of such exemptive rule, and the Plan and applicable Agreement shall be deemed amended to the extent necessary to conform to such limitations. Furthermore, unless stated otherwise in the Agreement, notwithstanding any other provision of the Plan, any Option granted to an employee of the Company or an Affiliate intended to qualify as “other performance-based compensation” as described in Section 162(m)(4)(C) of the Code shall be subject to any additional limitations set forth in Section 162(m) of the Code or any regulations or rulings issued thereunder (including any amendment to any of the foregoing) that are requirements for qualification as “other performance-based compensation” as described in Section 162(m)(4)(C) of the Code, and the Plan and applicable Agreement shall be deemed amended to the extent necessary to conform to such requirements.

15. Amendments and Termination. The Board may, at any time and with or without prior notice, amend, alter, suspend or terminate the Plan, retroactively or otherwise; provided, however, unless otherwise required by law or specifically provided herein, no such amendment, alteration, suspension or termination shall be made which would impair the previously accrued rights of any holder of an Option theretofore granted without his or her written consent, or which, without first obtaining approval of the stockholders of the Company (where such approval is necessary to satisfy (i) any applicable requirements under the Code relating to ISOs or for exemption from Section 162(m) of the Code; (ii) the then-applicable requirements of Rule 16b-3 promulgated under the Exchange Act, or any successor rule, as the same may be amended from time to time; or (iii) any other applicable law, regulation or rule), would:

(a)
except as is provided in Section 10, increase the maximum number of shares of Stock which may be sold or awarded under the Plan or increase the limitations set forth in Section 6(k) on the maximum of shares of Stock that may be subject to Options granted to an Optionee;

(b)	except as is provided in Section 10, decrease the minimum option exercise price requirements of Section 6(a);

(c)	change the class of persons eligible to receive Options under the Plan;

(d)	extend the duration of the Plan or the period during which Options may be exercised under Section 6(b); or

(e)
other than in connection with a change in the Company’s capitalization (e.g., stock splits, recapitalizations, etc., as described in Section 10 of the Plan), (i) reduce the exercise price of an Option, (ii) amend or cancel any Option for the purpose of repricing, replacing or regranting such Option with an exercise price that is less than the original exercise price of such Option or (iii) permit the Committee to buy out an Option previously granted for cash or other consideration.

The Committee may amend the terms of any Option theretofore granted, including any Agreement, retroactively or prospectively, but no such amendment shall materially impair the previously accrued rights of any Optionee without his or her written consent.

16. Duration. Following the adoption of the Plan by the Board, the Plan shall become effective as of the date on which it is approved by the holders of a majority of the Company's outstanding Stock which is present and voted at a meeting, or by written consent in lieu of a meeting (the “Effective Date”), which approval must occur within the period ending twelve (12) months after the date the Plan is adopted by the Board. The Plan shall terminate upon the earliest to occur of:

(a)	the effective date of a resolution adopted by the Board terminating the Plan;

(b)	the date all shares of Stock subject to the Plan are delivered pursuant to the Plan's provisions; or

(c)	ten (10) years from the Effective Date.

No Option may be granted under the Plan after the earliest to occur of the events or dates described in the foregoing paragraphs (a) through (c) of this Section 15; however, Options theretofore granted may extend beyond such date.

No such termination of the Plan shall affect the previously accrued rights of any Optionee hereunder and all Options previously granted hereunder shall continue in force and in operation after the termination of the Plan, except as they may be otherwise terminated in accordance with the terms of the Plan or the Agreement.

Unassociated Document
ANNUAL MEETING OF SHAREHOLDERS OF

EMCORE CORPORATION
March 31, 2008

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

■20330303000000000000 7	033108

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1 THROUGH 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
	1. Election of Directors:	NOMINEES	2. RATIFICATION OF DELOITTE & TOUCHE, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐
○ Thomas J. Russell
☐	FOR ALL NOMINEES	○ Reuben F. Richards Jr.	3. TO APPROVE AN AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	○ Robert Bogomolny	4. TO APPROVE AN INCREASE IN THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE COMPANY'S 2000 STOCK OPTION PLAN.	☐	☐	☐
☐	FOR ALL EXCEPT (See Instructions below)	.	5. Upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:●		PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE NECESSARY IF MAILED WITHIN THE UNITED STATES.

The undersigned hereby acknowledges receipt of (i) the Notice of Annual Meeting, (ii) the Proxy Statement, and (iii) the Company’s 2007 Annual Report to Shareholders.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date	Signature of Shareholder	Date

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.   When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

■	■

EMCORE CORPORATION

10420 Research Road, SE
Albuquerque, New Mexico 87123

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Reuben F. Richards, Jr., Adam W. Gushard and Hong Q. Hou, and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of stock of the Company that the undersigned is entitled to vote at the 2008 Annual Meeting of Shareholders of the Company, to be held on March 31, 2008 or at any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES LISTED IN PROPOSAL (1), “FOR” THE RATIFICATION OF THE AUDITORS IN PROPOSAL (2), "FOR" AN AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK IN ACCORDANCE WITH PROPOSAL (3), AND "FOR" AN INCREASE IN THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE COMPANY'S 2000 STOCK OPTION PLAN IN ACCORDANCE WITH PROPOSAL (4).

(Continued and to be signed on the reverse side)

■	14475 ■